Exhibit 2.1

Certain portions of this document have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Zynga may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Dated 30 June 2021

Amendment and Restatement Agreement

between

Zynga Inc.

as Purchaser

The Persons set out in Schedule 1

as the Sellers

White & Case llp

5 Old Broad Street

London EC2N 1DW

(i)

This Agreement is made on 30 June 2021

Between:

(1)	Zynga Inc. a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103 (“Purchaser”); and
(2)	The Persons set out in Schedule 1 hereto (the “Sellers”).

Whereas:

(A)

The Purchaser and the Sellers’ Representative have previously entered into an agreement dated 4 August 2020 as later amended on 1 October 2020 in relation to the sale and purchase of the entire issued share capital of Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi (the “Contract”).

(B)	The Parties now wish to amend and restate the Contract pursuant to the terms and conditions set out herein.
(C)	Clause 25 (Variations) of the Contract provide that any provision of the Contract may be amended if such amendment is in writing and the amendment is signed by the parties to the Contract.

It is agreed:

1.	Interpretation
1.1	In this Agreement:

“Effective Date” means the date of this Agreement; and

“Party” means a party to this Agreement, and “Parties” shall mean the parties to this Agreement.

2.	Amendment and Restatement of the Contract
2.1

With effect from the Effective Date, the Parties agree that the Contract shall be amended and restated in the form set out in Schedule 2 (The Amended and Restated Contract) so that the Parties’ rights and obligations under it shall be read and construed for all purposes in accordance with the amended and restated terms and conditions as set out in the Schedule.

2.2	The amendment and restatement of the Contract pursuant to this Agreement shall constitute a variation of the Contract in accordance with Clause 25 (Variations) of the Contract.
2.3	Save as amended and restated in accordance with Clause 2.1 above, the Contract shall continue in full force and effect.
2.4	With effect from the Effective Date, any reference to the “Contract” shall be read and construed as references to the Contract as amended and restated by this Agreement.
3.	Further Assurance

Each of the Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by law or as may be necessary or desirable to give full effect to this Agreement and the rights, powers and remedies conferred under this Agreement.

4.	Entire Agreement
4.1

This Agreement, together with any other documents referred to in this Agreement and all documents entered into pursuant to this Agreement, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the subject matter of this Agreement.

4.2

The Parties confirm that they have not entered into this Agreement on the basis of any representation, warranty, undertaking or any other statement whatsoever not expressly incorporated into this Agreement.

4.3	The Parties agree, to the extent permitted by law, that the only right or remedy in relation to breach of this Agreement shall be for contractual damages.
4.4	Nothing in this Clause 4 shall operate to limit or exclude any liability for fraud.
5.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

6.	Variations and Waivers

No variation or waiver of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.  No single or partial exercise of, or failure or delay in exercising, any right or remedy provided by law or under this Agreement shall constitute a waiver, or preclude any other nor restrict any further exercise, of that or any other right or remedy.

7.	No Rights under Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement or the Contract shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of their terms.

8.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

9.	Miscellaneous

Clause 35 (Governing Law and Jurisdiction) and Clause 36 (Agent for Service of Process) in the Contract shall apply mutatis mutandis to this Agreement.

2

This Agreement has been entered into by the Parties on the date first above written.

Purchaser

Signed for and on behalf of Zynga INC.	/s/ Frank Gibeau Name: Frank Gibeau Title: Chief Executive Officer
/s/ James Gerard Griffin Name: James Gerard Griffin Title: Chief Financial Officer

Sellers

Signed by Mehmet Can Yavuz	/s/ Mehmet Can Yavuz Mehmet Can Yavuz

Signed by Deniz Başaran	/s/ Deniz Başaran Deniz Başaran

Signed by Burak Vardal	/s/ Burak Vardal Burak Vardal

Signed by Volkan Bicer	/s/ Volkan Bicer Volkan Bicer

Signed by Mehmet Ayan	/s/ Mehmet Ayan Mehmet Ayan

Signed by Yunus Emre Gönül	/s/ Yunus Emre Gönül Yunus Emre Gönül

Schedule 1

Mehmet Can Yavuz

Deniz Başaran

Burak Vardal

Volkan Biçer

Mehmet Ayan

Yunus Emre Gönül

Schedule 2

The Amended and Restated Contract

Dated 30 June 2021

Share Sale and Purchase Agreement

relating to the sale and purchase of the entire issued share capital of Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi between

Those persons listed in Schedule 1

as Sellers

Zynga Inc.

as Purchaser

as amended by an Amendment and Restatement Agreement dated 30 June 2021

White & Case llp

5 Old Broad Street

London EC2N 1DW

(i)

(ii)

The Agreement dated 4 August 2020 as later amended by an amendment agreement dated 1 October 2020, and as further amended by an amendment agreement dated as of 20 April 2021, and as further amended by an Amendment and Restatement Agreement dated 30 June 2021 (the “Agreement”) is made:

Between:

(1)	The persons whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”);
(2)	Zynga Inc., a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103 (the “Purchaser”).

Whereas:

(A)	Each of the Sellers is, at the date of this Agreement, the beneficial owner and registered holder of that number of Company Shares as set out opposite its name in Schedule 1.
(B)

Each of the Sellers has agreed to sell, and the Purchaser has agreed to purchase, all of the Company Shares as set out opposite its name in Schedule 1, in each case on the terms and subject to the conditions of this Agreement (the “Transaction”).

It is agreed:

1.	Interpretation
1.1	In this Agreement:

“Accounts Date” means 30 June 2020;

“Actual Cash” means the Cash held by the Company at 9am CET on the Closing Date, as calculated and determined in accordance with Schedule 6 (Closing Accounts);

“Actual Debt” means the Debt owed by the Company as at 9am CET on the Closing Date, as calculated and determined in accordance with Schedule 6 (Closing Accounts);

“Actual Working Capital” means the Working Capital of the Company as at 9am CET on the Closing Date, as calculated and determined in accordance with Schedule 6 (Closing Accounts);

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Amendment and Restatement Agreement” means the amendment and restatement agreement between the Sellers and the Purchaser dated 30 June 2021;

“Annex” means the list of disputes agreed by the Parties and annexed to this Agreement on the date hereof;

“Anti‑Bribery Laws” means, in each case to the extent that they have been applicable to the Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records of offences relating directly or indirectly to a bribe;

“Anti-Money Laundering Law” means all laws relating to money laundering or the proceeds of criminal activity including, without limitation: (i) European Union Money Laundering Directives and member states’ implementing legislation; (ii) the UK Proceeds of Crime Act 2002; (iii) the U.S. Bank Secrecy Act, the U.S. Patriot Act and other U.S. legislation relating to money laundering, (iv) Federal Law of the Russian Federation No. 115-FZ “On Countering the

Legalization of Illegal Earnings (Money Laundering) and the Financing of Terrorism” dated 7 August 2001 (as amended) and (v) Law on the Prevention of Laundering the Income Generated from Criminal Activities (Suç Gelirlerinin Aklanmasının Önlenmesi Hakkında Kanun) numbered 5549 and published in the Official Gazette dated October 18, 2006 and numbered 26323;

“Antitrust Law” means: (i) Articles 101 and 102 of the Treaty on the Functioning of the European Union and the provisions of national Laws in the European Economic Area member states that are substantially similar thereto; (ii) Sections 1 and 2 of the U.S. Sherman Act; and (iii) any other Law of any jurisdiction, including but not limited to Law on Protection of Competition (Rekabetin Korunması Hakkında Kanun) numbered 4054 published in the Official Gazette dated December 13, 1994 and numbered 22140, intended to prohibit or regulate agreements, understandings, practices or behavior that could restrict competition or could lead to anti-competitive effects, through the merger or combination by any other means of independent businesses, or otherwise if and as applicable to the Company and/or the Seller;

“Applicable Accounting Standards” means International Financial Reporting Standards (IFRSs), International Accounting Standards and Interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessors and the requirements of all relevant laws.

“Auditors” means PwC YMM A.Ş.;

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction whose Laws are applicable to the Company;

“Board” means the board of directors of the Company;

“Business” means the business of the Company comprising the development, marketing and publishing of games on mobile and online platforms and display, distribution and publication of paid-advertisements on mobile and online platforms, as conducted by it on the date of this Agreement and from time to time thereafter;

“Business Data” means all data and information that is created or used by the Company, or is processed by or stored on any Company IT Asset;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom, Istanbul, Turkey, and San Francisco, California;

“Business Domain Name” means any domain name which the Company has or purports to have, control of or an ownership interest of any nature in (whether exclusively, jointly with another person, or otherwise) or that is used or held for use by the Company;

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“Business IP” means any Intellectual Property Right in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise) or that is used, or held for use, by the Company;

“Business Materials” means all:

(a)	Business Software; and
(b)	Business Information and other documents, designs, drawings, methodologies, or materials that are material to the operation of the Business;

“Business Plan” means the business plan and operating budget [***] in the agreed terms to be adopted by the Company on Closing;

“Business Owned IP” means all:

(a)	Registered Business IP Rights;
(b)	Business Domain Names;
(c)	Business Owned Software; and
(d)	other Business IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Owned Software” means any and all Business Software in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Product” means all products, games or other offerings:

(a)	under licence or development by, or for, the Company; or
(b)	contemplated to be developed by or for the Company, but not currently under development;

“Business Social Media Account” means any online social media or customer outreach services maintained by the Company;

“Business Software” means all Software that is:

(a)	used, marketed, sold, distributed, provided, published or licensed; or
(b)	being developed; or
(c)	used in the design, development, distribution, publication, testing, maintenance, or support of, any Business Product,

in each case by or on behalf of the Company at any time, but excluding any third-party Software that is generally available on standard commercial terms and is licensed to the Company solely for internal use, in object code form, and on a non-exclusive basis;

“Business Third Party Software” means any and all Business Software in which a third party has an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Cash” means, in relation to the Company, the aggregate of its unrestricted cash, cash equivalents and marketable securities held or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon) as determined in accordance with Applicable Accounting Standards, less

(a)

the aggregate of all cash received between the date of this Agreement and the Closing Date by the Company, which comprises the proceeds of any insurance claim in respect of the destruction of, or damage to, a non‑cash asset of any member of the Company, to the extent that such entity would need to apply it towards the replacement or repair of the insured asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during its period of ownership; and

(b)	the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Shares;

“Cause Event” means any event, act or omission that entitles the Company that employs the relevant Employee Seller to terminate the employment of such Employee Seller due to (i) a material breach by such Employee Seller of this Agreement or Employee Seller Employment Agreement, as applicable, or (ii) reasons as specified under Article 25 of the Turkish Labor Law or (iii) due to the Employee Seller’s misbehavior or poor performance as specified under Article 18 of the Turkish Labor Law or personal misconduct which may not be qualified as one of the reasons as specified under Article 25 of the Turkish Labor Law, however it may be considered reasonably material by the Company to terminate employment for cause provided, that in each case under clause (i) and (iii), the Company provides the relevant Employee Seller (as applicable) with written notice of the facts related to such claimed reason, and if such claimed reason is not cured (if capable of being curable) within 30 days after the receipt of such written notice by the relevant Employee Seller (such 30-day period the “Company Management Cure Period”), and the Company actually terminates, or serves notice to terminate, employment for cause within 10 days after the expiration of the Company Management Cure Period (as applicable);

“Cessation Date” means the earlier of (i) the date on which notice of termination of employment is given or received by the Employee Seller and (ii) the date on which the Employee Seller actually ceases to be an employee of the Purchaser or the Company;

“Change of Control Payments” means any compensation, bonuses, profit sharing, severance or other termination payments or benefits, retention payments, ‘phantom stock agreements’, stock-based or phantom equity compensation items, and other similar payments or benefits owed to the Workers, Key Employees and Employee Sellers, former employees, shareholders, formers shareholders or contractors of the Company that are triggered in connection with the Transaction following the Closing Date and the employer portion of any Taxes resulting from such payments or benefits;

“Claim” means any Warranty Claim or Indemnity Claim;

“Closing” means closing of the sale and purchase of the Closing Shares under this Agreement;

“Closing Accounts” means the accounts prepared in accordance with Part 1 of Schedule 6 (Rules for Preparation of Closing Accounts);

“Closing Accounts Adjusting Payment” means any amount owed by the Sellers to the Purchaser pursuant to Clause 4.2(b) and Schedule 7 (Post Closing Financial Adjustments);

“Closing Date” means the latest to occur of (i) the fifth (5th) Business Day after (and excluding) the day on which the last of the Conditions has been satisfied or waived in accordance with this Agreement, (ii) October 1, 2020 or (iii) such other date as the Parties agree in writing;

“Closing Shares” means the aggregate number of Company Shares sold on Closing and set out in column 3 of Schedule 1;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi, further details of which are set out in Schedule 2;

“Company Bookings” means the Company’s revenue calculated on the basis of the Purchaser’s accounting policies and principles consistent with the principles applied by the Purchaser prior to the Closing Date to determine the Company’s revenue, excluding the impact of the change in the Company’s deferred revenue;

“Company EBITDA” means the EBITDA of the Company prepared in accordance with the Applicable Accounting Standards, specifically including amounts attributable to the operations of the Company (consisting of Company Bookings, cost of sales and operating expenses (which shall include all legal expenses, settlements and judgements actually incurred by or on behalf of the Company) but excluding the impact of the change in the Company’s deferred revenue and non-recurring and one time expenses);

“Company EBITDA Margin” means the amount equal to the Company EBITDA divided by the Company Bookings;

“Company IT Assets” means all Software, databases, systems, servers, computers, Hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology or communication equipment used in the operation of the business of the Company;

“Company Shares” means all the issued and outstanding shares of the Company as at the date of this Agreement, together with all issued and allocated option rights (whether vested or unvested), convertible securities or any other rights to acquire shares (or interests in shares) in the Company;

“Conditions” means the conditions referred to in Clause 3 (Conditions);

“Connected Person” means, in relation to an Undertaking:

(a)	any other person who has Control of that Undertaking (a “Controlling Person”);
(b)

any Controlling Person’s own spouse or civil partner, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children, of that Controlling Person and of other such persons and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children (together, the “Controlling Person’s Family”);

(c)	any trust established by or for the benefit of a Controlling Person or a member of a Controlling Person’s Family;
(d)

any Undertaking in whose equity shares or partnership interests a Controlling Person and/or one or more members of a Controlling Person’s Family are, taken together, able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(e)

any Undertaking whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of a Controlling Person and/or any one or more members of a Controlling Person’s Family;

(f)	any Undertaking (other than the Company) of which a Controlling Person or a member of a Controlling Person’s Family is a director or equivalent officer; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

“Continuing Provisions” means Clause 1 (Interpretation), Clause 12 (Sellers’ Warranties), Clause 13 and Schedule 5 (Sellers’ Limitations on Liability), Clause 18 (Confidentiality), Clause 19 (Announcements), Clause 20 (No Assignment), Clause 22 (Entire Agreement),

Clause 23 (Severance and Validity), Clause 24 (Variations), Clause 25 (Remedies and Waivers), Clause 27 (Third Party Rights), Clause 28 (Payments), Clause 29 (Costs and Expenses), Clause 31 (Default Interest), Clause 32 (Notices), Clause 34 (Governing Law and Jurisdiction), Clause 35 (Agent for Service of Process) and Clause 36 (Sellers’ Representative), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.6 (Conditions), Clause 7.5(c) (Closing) and 7.6(c) (Closing) or Clause 12.11 (Sellers’ Warranties) without limit in time;

“Control” means, in relation to a person, any person who:

(a)	holds or controls, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or
(b)	has, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or
(c)	has, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or
(d)	has the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes,

and the terms “Controlling” and “Controlled” shall be construed accordingly and any two or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;

“Controller” means any entity that, alone or jointly with others, determines the purposes for which, and means by which, Personal Data are Processed;

“Data Protection Laws” means: (a) all laws applicable to the Processing of Personal Data, including, but not limited to, Regulation (EU) 2016/679, EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC (each as implemented into the national laws of EU Member States and the UK), Turkish Personal Data Protection Law numbered 6698 and its secondary legislation, Federal Trade Commission Act of 1914, Children’s Online Privacy Protection Act of 1998, and California Consumer Privacy Act of 2018; and (b) all formal guidance and codes issued by any EU or UK Data Protection Authority (including guidance and codes issued by the Article 29 Working Party, the European Data Protection Board and the European Data Protection Supervisor), all formal guidance issued by Turkish Personal Data Protection Authority, all guidance and regulations issued by applicable United States federal Authorities (including, but not limited to, the Federal Trade Commission) and applicable state Authorities (including, but not limited to, any state attorney general), each to the extent in force, implemented, and applicable, and each as amended, consolidated or replaced from time to time;

“Data Room” means the electronic file hosting facility operated by [***] and comprising the actual copies of documents and other information relating to the Business and the Company made available to the Purchaser’s Group and its advisers, as recorded in a set of two (2) non-rewritable USBs delivered on the date hereof to the Purchaser’s Lawyers;

“Data Subject” means an individual who is the subject of the relevant Personal Data;

“Debt” means the aggregate of:

(a)

all borrowings, and indebtedness in the nature of borrowings, of the Company (including by way of net debit balances, loan stocks, obligations under any foreign exchange, interest rate, or other hedging or derivative contract, bonds, debentures, notes, commercial paper, finance leases or similar) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;
(b)	all indebtedness of the Company for unsatisfied deferred purchase consideration in respect of shares, assets or businesses owed to any person that is not a member of the Company; and
(c)	any accrued and outstanding interest on any amounts specified above;

“Designated Bank Account” means the relevant bank account details notified by the relevant Seller to the Purchaser in writing by no later than three (3) Business Days before the Closing Date and the Step-In Closing (to the extent the existing details have changed);

“Disclosed” means fairly disclosed with sufficient particularity in such a manner and in such detail as to enable the Buyer to make a reasonably informed identification of the nature and scope of the fact, matter or circumstance concerned and specifically disclosed in the Disclosure Letter and the Disclosure Letter Update;

“Disclosure Letter” means the letter of today’s date from the Sellers to the Purchaser in the agreed terms and delivered to the Purchaser containing disclosures against the Operational Warranties;

“Draft Disclosure Letter Update” means the draft letter from the Sellers delivered to the Purchaser no later than 7 (seven) days prior to the Closing Date of any action, situation, circumstance or event occurring between the date hereof and Closing and which is a draft update to the matters previously Disclosed in the Disclosure Letter;

“Disclosure Letter Update” means the letter from the Sellers delivered to the Purchaser on the Closing Date in the same form and similar content of the Draft Disclosure Letter Update;

“Draft Closing Accounts” has the meaning given in paragraph 1.1, Part 3 of Schedule 6 (Preparation, Delivery and Agreement);

“EBITDA” means with respect to the Company, the earnings before interest, corporate income taxes, depreciation and amortisation of intangible assets (excluding any amortisation of prepaid developer costs) excluding (i) extraordinary items as defined by Purchaser’s accounting policies under U.S. generally accepted accounting principles; and (ii) all gains and losses due to exchange rate movements; all of which determined in accordance with the Applicable Accounting Standards, for the avoidance of doubt, sales tax, employer payroll taxes and other corporate non-income taxes are to be included as operating expenses or deducted from Company Bookings for purposes of computing EBITDA;

“Economic Sanctions Law” means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority;

“Employee Sellers” means the Sellers who are employed by the Company on the Closing Date;

“Employee Seller Employment Agreements” means the employment agreement amendments, which include a minimum employment term of five (5) years from the Closing Date and such other terms as agreed by the Purchaser with the Employee Sellers, in the agreed terms to be entered into on Closing between the Company and each of the Employee Sellers;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre‑emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man‑made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by‑laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption, which is issued, granted or required under Environmental Law, which is required for the operation of the business of the Company as it has been operated in the five (5) years before the date of this Agreement;

“Escrow Account” means the interest bearing deposit account to be opened in the name of the Escrow Agent and operated in accordance with the Escrow Agreement;

“Escrow Agent” means [***];

“Escrow Agreement” means the escrow agreement to be entered into on or around the date of this Agreement between the Escrow Agent, the Purchaser and the Sellers;

“Escrow Amount” means the amount of US$16,000,000 (sixteen million) and all interest accrued on such amount in the Escrow Account;

“Estimated Debt” means (i) the aggregate Debt estimated by the Sellers in good faith to be owed by the Company as at 9am CET on the Closing Date; (ii) all Change of Control Payments; and (iii) all Transaction Expenses, as notified to the Purchaser in writing not less than (ten) 10 Business Days prior to Closing, supported by such evidence (provided to the Purchaser in writing together with the notification) as is necessary to enable the Purchaser to understand and assess the reasonableness of the estimated Debt figure;

“Estimated Working Capital” means the Working Capital estimated by the Sellers in good faith to be held by the Company as at 9am CET on the Closing Date, as notified to the Purchaser in writing not less than (ten) 10 Business Days prior to the Closing, supported by such evidence (provided to the Purchaser in writing together with the notification) as is necessary to enable the Purchaser to understand and assess the reasonableness of the estimated Working Capital figure;

“Existing Employee Seller Employment Agreements” means the existing employment agreements entered into between the Company and each of the Employee Sellers;

“Existing Shareholders’ Agreement” means the shareholders’ agreement relating to the Company, dated December 13, 2018;

“Expert” has the meaning given in paragraph 2.1, Part 3 of Schedule 6 (Preparation, Delivery and Agreement);

“Finance Director” means [***], or his successor;

“Fundamental Warranties” means the Warranties set out in Part 1 of Schedule 4 (Warranties);

“Fundamental Warranty Claim” means any claim for breach of a Fundamental Warranty;

“Good Leaver” means any Employee Seller who becomes a Leaver by reason of: (i) his or her termination of employment by the Company other than as a result of a Cause Event; or (ii) his or her resignation for a Good Reason;

“Good Reason” means any of the following actions without the relevant Employee Seller’s prior written consent (as applicable): (a) the Company requiring the relevant Employee Seller (as applicable) to relocate to a facility or location more than 50 kilometres from the location at which he or she was primarily located immediately prior to such requirement; or (b) any significant reduction in the relevant Employee Seller (as applicable) base salary or target bonus or benefits (other than a reduction consented to by such Employee Seller) (for the avoidance of doubt, this excludes equity-based awards granted by the Purchaser or one-time payments or awards paid or granted in connection with the Transaction); or (c) the assignment of any duties materially inconsistent in any respect with the relevant Employee Seller (as applicable) role and responsibilities or any other action by the Company resulting in a material detriment to the participant’s position, authority, duties or responsibilities; or (d) any other circumstances constituting “haksız fesih” in Turkey of the relevant Employee Seller which shall be a termination which violates Article 18 or Article 25 of the Turkish Labor Law; or (e) any dissolution or liquidation of the Company; or (f) any material breach by the Purchaser of this Agreement or any material breach by the Purchaser or the Company of the Employee Seller Employment Agreement, provided, in each case, that the relevant Employee Seller provides the Company with written notice of the existence of the change, breach or condition described above within 30 days of the relevant Employee Seller becoming aware of its occurrence, and the change, breach or condition is not cured (if curable) within 30 days after the Purchaser’s receipt of such written notice (such 30-day period the “Company Cure Period”), and the relevant Employee Seller ethics(as applicable) actually terminates, or serves notice to terminate, employment for Good Reason within 10 days after the expiration of the Company Cure Period (as applicable);

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body;

“Hardware” means any and all:

(a)	computer, telecommunications and network equipment;
(b)	operation user manuals;
(c)	maintenance manuals; and
(d)	associated documentation (but not including Software);

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“Indemnities” means the indemnities given by the Sellers in Clause 14 (Specific Indemnities);

“Indemnity Claim” means any claim under the Indemnities or the Tax Covenant;

“Initial Consideration” has the meaning given to it in Clause 4.1;

“Intellectual Property Right” means (i) patents, all reissues, divisions, renewals, extensions, continuations and continuations in part thereof, rights in inventions and invention disclosures and utility models, (ii) trade marks, service marks, trade and business names, trade dress, rights in get-up, goodwill, any right to sue for passing-off, rights in and to domain names, (iii) registered designs, design rights, (iv) copyright and neighbouring rights, rights in Software, works of authorship (whether copyrightable or not) and mask works, (v) database rights, (vi) rights in Business Information, trade secrets, know-how and confidential information of all kinds and (vii) any other intellectual property rights or industrial property rights or proprietary rights which may subsist now or in the future, in each case of (i) through (vii) in any part of the world and whether or not registered, issued or granted, or subject to a pending application for registration, issuance or grant, and including, any registration of and application (and rights to apply) for, registration, issuance or grant, or renewals or extensions of, and all rights to claim priority from, any of the foregoing;

“Interest Rate” means interest at the rate of two per cent. (2%) per annum above the LIBOR, calculated and compounded quarterly, provided if the LIBOR is negative then it should be considered as zero for the purposes of calculation of the Interest Rate;

“IT Contracts” means all written and oral agreements and arrangements relating to any of the Company IT Assets or under which any third party provides or is obliged to provide any element of, or services relating to, any of the Company IT Assets;

“Key Employee” means each of [***];

“Key Employee Employment Agreements” means the employment agreements or employment agreement amendments, which include post termination non-competition and non-solicitation restrictive covenants, in the agreed terms to be entered into on Closing between the Company and each of the Key Employees;

“Knowledge” means (i) with respect to the Employee Sellers, such Employee Seller’s knowledge and the knowledge that such Employee Seller would reasonably be expected to have obtained if such Employee Seller had made all reasonable enquiries of the Key Employees, (ii) with respect to the other Sellers, such Seller’s knowledge, and (iii) with respect to all Sellers, including any knowledge such Seller has obtained (including through the Connected Person of such Seller) as a result of having served as or appointed a director to the Board (if applicable);

“Leased Properties” means the leased land and premises currently owned, used or occupied by the Company;

“Leaver” means an Employee Seller in relation to whom a Cessation Date has occurred;

“LIBOR” means the London Inter-Bank Offered Rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate) giving an average rate at which a leading bank can obtain unsecured funding for a given period in a given currency in the London market displayed on pages LIBOR01 or LIBOR 02 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters);

“Long Stop Date” means October 31, 2020 or such other date as the Parties may agree in writing;

“Loss” or “Losses” means any and all, direct or indirect or consequential (in each case only to the extent reasonably foreseeable) losses, liabilities (including Tax), actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses (as long as reasonable and documented) including, in each case, all related Taxes, but in each case excluding any punitive, exemplary or special damages;

“Management Accounts” means (i) the unaudited balance sheet of the Company as of 31 December 2019 and the unaudited profit and loss account of the Company for the period ended on 31 December 2019, (ii) the income statement for the 12 months prior ended on 31 December 2019, (iii) the balance sheet as of 30 June 2020 and the income statement for the six months period ended on 30 June 2020, each as prepared in accordance with the Applicable Accounting Standards;

“Material Contract” means the agreements set out in paragraph 4.2 of Schedule 4 (Warranties);

“Materiality Threshold” means [***];

“Non‑Acceptance Notice” has the meaning given in paragraph 1.2(b), Part 3 of Schedule 6 (Preparation, Delivery and Agreement);

“Non-Exclusive Software Licences” means non-exclusive licences to third-party software that:

(a)	is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Business Product and that is not otherwise material to the Business;
(b)	is licensed solely in executable or object code form, in non-customized form, and solely for the Company’s internal use; and
(c)	is generally available on standard terms for less than $10,000;

“Open Source Code” (a) means any software (including libraries) that (i) consists of, contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software or (ii) requires as a condition of its use, modification or distribution that it, or other software incorporated into it, linked with it, distributed with it, or derived from it, be disclosed or distributed in source code form or made available at no charge; and (b) includes any and all software (including libraries) licensed under the GNU General Public License (GPL), the GNU Lesser/Library GPL, the Mozilla Public License, or any other licence listed at www.opensource.org;

“Operational Warranties” means the Warranties set out in Part 2 of Schedule 4 (Warranties);

“Operational Warranty Claim” means any claim for breach of an Operational Warranty;

“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)	holds a majority of the voting rights in the Undertaking; or
(b)	is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors; or
(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or
(d)	is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, the Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Personal Data” means any information relating to an identified or identifiable natural person;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data transmitted, stored or otherwise Processed;

“Privacy and Data Security Policies” means: (1) all of the privacy policies and procedures of the Company; and (2) all of the policies and procedures of the Company relating to data security; that have been adopted and implemented at any time, whether such policies or procedures are formal or informal or written or unwritten;

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction;

“Processor” means any person or entity that Processes Personal Data on behalf of a Controller (other than an employee of the Controller);

“Prohibited Person” means any person, organisation or vessel: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official guidance) by a person or organisation listed on, a Sanctions List; (ii) a government of a Sanctioned Territory; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory; (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory; or (v) otherwise a target of any Economic Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (i) to (v) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law;

“Properties” means the Leased Properties;

“Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column 4 of Schedule 1 (The Sellers);

“Purchaser’s Common Stock” means the Class A common stock, par value US$0.00000625 per share of the Purchaser;

“Purchaser’s Common Stock Price” means the volume-weighted average closing price per share rounded to four decimal places of the Purchaser’s Common Stock as reported on The NASDAQ Global Select Market during the thirty (30) consecutive trading day period immediately prior to the determination of the Closing Accounts in accordance with Schedule 6 (Closing Accounts) and in respect of the Closing;

“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Closing, the Company);

“Purchaser’s Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW and GKC Partners of Ferko Signature, Büyükdere Caddesi No: 175 Kat: 10, 34394 Levent, İstanbul;

“Registered Business IP Right” means any Intellectual Property Right that is the subject matter of a grant, issuance or registration, or of an application for any of the foregoing, and in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Regulation” means Council Regulation (EC) 139/2004;

“Related Persons” has the meaning given in Clause 22.4;

“Relevant Party’s Group” means: in relation to the Purchaser, the Purchaser’s Group; in relation to a Seller, the Sellers and their Related Persons;

“Relief” means any relief, loss, allowance, credit, deduction, exemption or set off for the purposes of Tax or any right to repayment of Tax, and:

(a)	any reference to the use or set off of a Relief shall be construed accordingly and shall include the use of set-off in part; and
(b)	any reference to the loss of a Relief shall include the absence, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount;

“RSUs” has the meaning given in Clause 9.1;

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria;

“Sanctions” means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority;

“Sanctions Authority” means: (i) the United States; (ii) the United Nations Security Council; (iii) the European Union or any member state thereof; (iv) the United Kingdom; or (v) the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury;

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and the Consolidated List of Financial Sanctions Targets in the UK, each administered by Her Majesty’s Treasury;

“Sellers’ Lawyers” means Çalışkan Okkan Toker of Krizantem Sokak No. 52, 34330, Levent Beşiktaş, İstanbul;

“Sellers’ Representative” means the person designated by each of the Sellers to serve as its representative in accordance with Clause 36 (Sellers’ Representative);

“Software” means any and all (i) computer code and computer programs, including all application programming interfaces (APIs), whether in Source Code, object code or other form, (ii) electronic databases and other electronic compilations and collections of data and information, and all data and information included in any of the foregoing, (iii) screens and user interfaces; (iv) descriptions, flow-charts, diagrams, user requirements, specifications, algorithms and other materials used to design, plan, organize and develop any of the foregoing, and (v) source code annotations and other documentation (including user, installation and other manuals) relating to any of the foregoing;

“Source Code” means software programming code (including flash .swf source code, C++ server source code and JAVA source code) expressed in human readable language;

“Statutory Books” means all statutory books and records of the Company, including, (i) for the Company: journal (yevmiye defteri), book of final entry (defter-i kebir), inventory book (envanter defteri), fixsed asset ledger (amortisman defteri), general assembly resolution book (genel kurul karar defteri), board of directors resolution book (yönetim kurulu karar defteri), share book (pay defteri); and (ii) for the Subsidiary: shareholders’ register, special register, board of directors and shareholders’ resolutions, annual reports, and financials;

“Step-In Closing” means the closing of the sale and purchase of the Step-In Closing Shares;

“Step-In Closing Date” means 9 July 2021, or such later date as agreed between the Purchaser and the Employee Sellers;

“Step-In Closing Shares” means, in relation to a Seller, those Company Shares set out beside that Seller’s name in Column 5 of Schedule 1 (The Sellers);

“Step-In Consideration” means US$60,000,000 (sixty million) paid in accordance with Clauses 4.5 and 4.6 (Consideration);

“Step-In Deferred Payment Date” means 28 February 2022, or such later date as agreed between the Purchaser and the Employee Sellers;

“Step-In Deliverables” has the meaning given to it in Clause 8.4;

“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;

“Target Working Capital” means [***];

“Tax” or “Taxation” means: (i) any form of tax, levy, impost, or duty, including net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, VAT, digital, advertising, entertainment, transfer, franchise, fringe benefit, capital stock, profits, license, registration, resource utilization support fund, special consumption, special transaction, banking and insurance transaction, recycling contribution fee, withholding, payroll, social security, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible, or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other similar assessment or charge, together with any interest or any penalty, addition to tax, or additional amount (whether disputed or not) imposed, collected or assessed by, or payable to, a Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any contract (other than an ordinary commercial agreement);

“Tax Authority” means any government, federal, state, local, or foreign tax service, agency, municipality, customs office, competition authority, social security institution, office, commission, department, bureau, court or similar organization with authority to assess, assert, or otherwise impose Tax or collect unpaid Taxes of any Party;

“Tax Claim” means any Tax Covenant Claim or Tax Warranty Claim;

“Tax Covenant” means the tax covenant set out in Schedule 9;

“Tax Covenant Claim” means any claim by the Purchaser under the Tax Covenant;

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any laws or administrative requirements relating to any Taxes, and including any amendment thereof;

“Tax Warranties” means the Warranties set out in paragraph 23 of Schedule 4 (Warranties);

“Tax Warranty Claim” means any claim for breach of a Tax Warranty;

“TCC” means the Turkish Commercial Code No. 6102 (Türk Ticaret Kanunu) published in the Official Gazette dated February 14, 2011 and numbered 27846;

“Termination Agreement” means the termination agreement to be entered into among each of the Sellers at the Closing pursuant to which the Existing Shareholders' Agreement shall be terminated;

“Total Purchase Consideration” means the aggregate of the Initial Consideration and the Step-In Consideration;

“Transaction” has the meaning given to it in Recital (B);

“Transaction Documents” means this Agreement, the Disclosure Letter, the Escrow Agreement and the Disclosure Letter Update;

“Transaction Expenses” means any fees, costs and expenses incurred or agreed to be incurred by the Company, including: (i) all termination, balloon or similar payments resulting from early termination of contracts or outstanding debt as a result of or in connection with the Transaction; (ii) all payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company as a result of or in connection with the Transaction; (iii) the employer portion of any taxes and any withholding taxes resulting from the cash out of share options and other compensatory payments in connection with the Transaction; (iv) all premiums and other amounts payable to obtain tail coverage under the Company’s existing D&O insurance policy; (v) any other similar expenses that remain unpaid as a result of the transactions contemplated by this Agreement; and (vi) any and all costs, Taxes that the Company will pay in connection with the Transaction, including but not limited to payables to advisors and/or bonus payments to the Workers, Key Employees and the Employee Sellers and/or any other employees of the Company;

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest);

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“VAT” means any Tax levied by reference to added value or any sales or turnover tax of a similar nature;

“Warranties” means the representations and warranties referred to in Clause 12.1 (Sellers’ Warranties) and set out in Schedule 4 (Warranties);

“Warranty Claim” means any claim for breach of Warranty;

“Workers” means current or former employees, directors, officers, workers, consultants  and self-employed contractors of the Company; and

“Working Capital” means the aggregate working capital of the Company, being the aggregate of the Company’s Cash, current accounts receivables, advances paid, pre-paid VAT and current liabilities (including any pre-Closing taxes and accounts payable but excluding any Debt).

1.2	Any reference to “the date hereof” shall mean 4 August 2020.

1.3

The expression “in the agreed terms” means in the form agreed between the Purchaser and the Sellers and signed for the purposes of identification by or on behalf of the Purchaser and the Sellers and/or the Sellers’ Representative.

1.4	Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form (excluding, for the avoidance of doubt, email).
1.5	References to “include” or “including” are to be construed without limitation.
1.6	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.7

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
1.11

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12

References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13	If any liability of a Seller is, or becomes illegal, invalid or unenforceable in any respect this shall not affect or impair the liability of the other Sellers under this Agreement.
1.14

All payments required in accordance with this Agreement shall be made in US$.  For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ on a particular date at an exchange rate equal to the closing rate for converting that currency into US$ as quoted in the Bloomberg Currencies website (https://www.bloomberg.com/markets/currencies) at or immediately after 6.00 pm İstanbul time on the previous Business Day.

1.15	In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 4.
1.16

The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Company, consistent in all respects (including nature and scope) with the prior practice of the Company.

1.17	This Agreement shall be binding on and be for the benefit of the successors and permitted assignees of the Parties.
1.18

References to any indemnity or covenant to pay (“Payment Obligation”) being given on an “after Tax basis” or expressed to be “calculated on an after Tax basis” means that the amount payable pursuant to such Payment Obligation (“Payment”) shall be reduced by the amount of any actual cash Tax benefit or saving for the indemnified party or the recipient of the Payment that the indemnified party or recipient of the Payment (as applicable) reasonably determines, acting in good faith, the Payment, or matter or thing giving rise to the Payment Obligation, is reasonably expected to give rise to at any time up to the twenty four (24) months after the end of the accounting period in which the matter or thing giving rise to the Payment Obligation arose.

2.	Sale and Purchase
2.1

At Closing, the Purchaser shall purchase the Closing Shares with all rights attaching to them as at the Closing and each of the Sellers shall transfer full legal and beneficial title to its Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.2

At the Step-In Closing, the Purchaser shall purchase the Step-In Closing Shares with all rights attaching to them as at the Step-In Closing Date and each of the Employee Sellers shall transfer full legal and beneficial title to its Step-In Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.3

Each of the Sellers hereby waives and shall procure the waiver of any rights which have been conferred on it as may affect the transactions contemplated by this Agreement (other than its rights pursuant to this Agreement) including, without limitation:

(a)

any rights of redemption, pre-emption, first offer, first refusal, drag-along, tag-along or transfer, pursuant to the Existing Shareholders’ Agreement, it may have with respect to the Company Shares; and

(b)	any rights to acquire any Company Shares,

in each case at Closing.

Each of the Employee Sellers hereby waives and shall procure the waiver of any rights which have been conferred on it as may affect the transactions contemplated by this Agreement (other than its rights pursuant to this Agreement) including, without limitation:

(c)	any rights of redemption, pre-emption, first offer, first refusal, drag-along, tag-along or transfer it may have with respect to the Company Shares; and
(d)	any rights to acquire any Company Shares,

at the Step-In Closing.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the:
(a)	Closing Shares unless the purchase of all of the Closing Shares is completed simultaneously at Closing;
(b)	Step-In Closing Shares unless the purchase of all of the Step-In Closing Shares is completed simultaneously on the Step-In Closing,

in each case in accordance with the terms of this Agreement.

2.5

The Purchaser hereby acknowledges and undertakes to pursue the Transaction and continue to uphold the terms of this Agreement (including the payment obligations under Clause 4 (Consideration) in the event of a change of Control of the Purchaser arising on or after the date hereof.

3.	Conditions
3.1	The obligations of the Purchaser and the Sellers to complete the sale and purchase of the Closing Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of:
(a)

receipt of such approvals, consents, waivers and other documents required under the Existing Shareholders’ Agreement in connection with the Transaction, including the prior written approval of Mehmet Ayan, Volkan Biçer and Yunus Emre Gönül approving the transfer of the Closing Shares held by the Employee Sellers on Closing; and

(b)

the Warranties being true and accurate in all material respects on Closing (in respect of any Operational Warranties, as qualified by the matters Disclosed in the Disclosure Letter and the Disclosure Letter Update) (the “Warranties Condition”) and for the purposes of this Clause 3.1, the Operational Warranties shall be deemed to be true and accurate in all material respects on Closing provided that the events, matters or circumstances so Disclosed are below the Materiality Threshold,

(together, the “Conditions”).

3.2	The Purchaser may waive in whole or in part the Conditions set out at Clause 3.1(a) and (b) by notice in writing to the Sellers.
3.3

Each Party shall provide all such assistance and co‑operation (including the provision of information) as the other Party may reasonably require in connection with the Conditions and as soon as reasonably practicable after being requested to do so.

3.4

The Parties undertake to notify the other Party in writing promptly after it comes to its attention of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date, in respect of the Condition set out at Clause 3.1(a), and by Closing, in respect of the Condition set out at Clause 3.1(b).

3.5

Each Party undertakes to notify the other Parties as soon as possible on becoming aware that any of the Conditions has been satisfied and in any event within two (2) Business Days of such satisfaction.

3.6

If any of the Conditions is not fulfilled (or waived under Clause 3.2) on or before the Long Stop Date, in respect of the Condition set out at Clause 3.1(a), and by Closing, in respect of the Condition set out at Clause 3.1(b) (or having been fulfilled, any of the Conditions ceases to be fulfilled), the Purchaser shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in Clause 17 (Termination).

3.7	For the avoidance of doubt, the Step-In Closing is not subject to any conditions.
4.	Consideration
4.1

The consideration for the sale of the Closing Shares shall be the payment by the Purchaser to the Sellers (subject to and in accordance with the terms of this Agreement) of an aggregate amount equal to:

(a)	US$168 million (one hundred and sixty eight million);
(b)	less the aggregate of (i) the Actual Debt; (ii) all Change of Control Payments; and (iii) all Transaction Expenses;
(c)	plus the amount by which the Actual Working Capital exceeds the Target Working Capital or less the amount by which the Actual Working Capital is less than the Target Working Capital,

(together, the “Initial Consideration”).

4.2	The Initial Consideration shall be paid to the Sellers as follows:
(a)	On Closing, the Purchaser shall:
(i)

pay to the Sellers the aggregate amount of US$168 million (one hundred and sixty eight million) (less the relevant Sellers’ portion of the escrow payment $16 million (sixteen million)), less the Estimated Debt plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or less the amount by which the Estimated Working Capital is less than the Target Working Capital, to be satisfied by the payment of 100 per cent of such amount in cash; and

(ii)	pay the Escrow Amount into the Escrow Account.
(b)

Within ten (10) Business Days of the date on which the Closing Accounts are agreed or determined in accordance with Schedule 6 (Closing Accounts), the Purchaser or the Sellers (as the case may be) shall make a payment to the other in accordance with Part 2 of Schedule 7 (Post Closing Financial Adjustments). Where the Purchaser is due to make an adjusting payment to the Sellers, such payment shall be satisfied by the payment of such amount by the Purchaser in cash.

4.3	Payments from the Escrow Account shall be determined in accordance with the provisions of 10 (Escrow Account).
4.4

The Parties shall prepare the Closing Accounts and make the relevant payments in accordance with the provisions of Schedule 6 (Closing Accounts) and Schedule 7 (Post Closing Financial Adjustments) respectively.

4.5

For the sale of the Step-In Closing Shares, at the Step-In Closing Date, the Purchaser shall pay to the Employee Sellers US$20 million (twenty million) in cash and on the Step-In Deferred Payment Date, the Purchaser shall pay the remaining portion of the Step-In Consideration, being US$40 million (forty million), in cash.

4.6

For the avoidance of doubt, the payment of the Step-In Consideration to the Employee Sellers shall not be conditional or dependent upon whether any Employee Seller continues or ceases to be employed by the Company or the Purchaser following Closing.

4.7	All payments of the Total Purchase Consideration shall be made by the Purchaser in US$.
5.	Escrow
5.1

The Parties acknowledge and agree that amounts shall only be deducted from the Escrow Account in accordance with Schedule 8 (Escrow Account) and/or to satisfy claims against the Sellers (or any of them) under this Agreement arising out of or in relation to (i) breach of any of the Warranties or (ii) satisfaction of any claims under the Tax Covenant or (iii) any claims pursuant to Clause 14.

5.2

Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 8 (Escrow Account); in particular, payments shall only be made out of the Escrow Account once a claim has been settled or agreed in accordance with paragraphs 3 and 4 of Part 2 of Schedule 8 (Escrow Account).

6.	Pre‑Closing Obligations
6.1

Subject to Clause 6.4, the Sellers shall procure that from the date of this Agreement until Closing, the Company will conduct its business in the ordinary course consistent with past practice in all material respects and that, in the absence of the prior written consent of the Purchaser, the Company will not do or agree to do anything which is not of a routine and unimportant nature including:

(a)	declaring, making or paying any dividend or other distribution;
(b)	creating, allotting or issuing any shares, loan capital or other securities;
(c)	creating, issuing, redeeming or granting any option or right to subscribe in respect of any share or loan capital or other securities;
(d)	entering into, modifying or terminating any Material Contract unless otherwise required by applicable law or otherwise than in the ordinary course of business;
(e)	disposing of or granting any option in respect of any material part of its assets;
(f)	acquiring or disposing of any fixed asset having a book value in excess US$[***];
(g)

making any capital commitment in excess of US[***] individually or which together with all other such capital commitments entered into between the date of this Agreement and Closing exceeds US$[***] in aggregate;

(h)	making any material change in the nature, organisation or geographic scope of how and where its Business if conducted;
(i)	discontinuing or ceasing to operate any part of its business;
(j)

making any variation to the terms and conditions of employment of an Employee Seller, a Key Employee or of any employee earning US$[***] per annum, including any change in salary, benefits, job title or responsibilities or reportings, and granting or amending any existing rights to severance benefits, stay pay or termination pay;

(k)

appointing, employing or offering to appoint or employ any person at a rate of remuneration per annum in excess of US[***] individually or which together with all other such appointments or offers made between the date of this Agreement and Closing exceeds US[***] in aggregate;

(l)

unless otherwise required by applicable law or in accordance with the terms of a Scheme in place as of the date of this Agreement, increasing or granting (or committing to increase or grant, as applicable) the salaries, benefits or other compensations (including incentive or bonus compensation), of any Workers, including granting or amending any existing rights to severance benefits, stay pay or termination pay or Change of Control Payments, with or for the benefit of any Workers, making any changes in the terms of employment of any Workers of the Company, taking any action to accelerate the vesting or payment of any compensation or benefits, or recognizing or promising neutrality to any Employee Representatives;

(m)	dismissing an Employee Seller or a Key Employee;
(n)	dismissing any other employee earning US$[***] per annum or more otherwise than in the ordinary course of business;
(o)	borrowing money or incurring any indebtedness otherwise than in the ordinary course of business (and within limits subsisting at the date of this Agreement);
(p)	granting any loan, advance or capital contribution to any other person other than those to be granted to the current employees not exceeding in aggregate US$[***];
(q)	reducing its share capital or purchasing or redeeming its own shares;

(r)	acquiring any share or other interest in any person or other venture or acquiring any business carried on by any person;
(s)	acquiring any marketable securities;
(t)	creating any Encumbrance or redeeming or releasing any Encumbrance or giving any guarantees or indemnities;
(u)

incurring or paying any management charge or making any other payment in each case to any Seller other than those within the scope of the Existing Employee Seller Employment Agreements and the attendance fees to the Sellers who are members of the Board;

(v)

disposing of any Business Owned IP or granting, modifying or terminating any rights or entering into any agreement relating to any Business IP or doing or omitting to do anything to jeopardise the validity or enforceability of any Business IP, including the non‑payment of any application, search, maintenance or other official fees;

(w)

instituting or settling any legal proceedings (except: subject to due information and consultation to the Purchaser prior to any action (a) instituting or settling debt collection and labour lawsuits; or (b) instituting legal proceedings to obtain injunctive relief against a third party’s infringement of the Business IP; (c) initiating proceedings for the pursuance of any defences with regard to proceedings relating to infringements of the Business IP including those that are set forth in the Annex, in each case, in the normal course of business);

(x)	settling or compromising any Tax Claims, liabilities, disputes, investigations or audits with a Tax Authority;
(y)

making any material change to the accounting procedures, policies, reference date or treatment by reference to which its accounts or other financial statements are prepared (or requesting to a Tax Authority to make such changes);

(z)

taking any steps of other action which could result in either a change to its residence for Tax purposes and/or in establishing a taxable presence in any jurisdiction outside of its jurisdiction of incorporation;

(aa)	taking any steps or other action which could reduce or otherwise adversely impact the availability, utility or quantum of any Relief;
(bb)	take any step or other action (including making any admission to a Tax Authority) which is inconsistent with past practice which could increase any liability to Tax;
(cc)

take any step or other action (including making any admission to a Tax Authority) which could result in any liability to Tax arising (or being deemed to arise) in the post-Closing period rather than the pre-Closing period;

(dd)	making or changing any Tax election;
(ee)	amending any Tax Return;
(ff)	consenting to an extension or waiver of the limitations period applicable to any Tax Claim or assessment;
(gg)	failing to take any action to maintain in force any of its insurance policies or doing anything to make any policy of insurance void or voidable or reducing the level of insurance cover provided;

(hh)

amending its articles of association, by-laws or equivalent constitutional documents, adopting further articles of association, by‑laws or equivalent constitutional documents or passing resolutions which are inconsistent with them;

(ii)

unless otherwise required by applicable law, passing any resolutions in general meeting or by way of written resolution, or otherwise exercising or taking a decision not to exercise any voting rights which the Sellers may have as shareholders in the Company; or

(jj)	agreeing to do anything to give effect to any of the foregoing,

provided that the prior written consent of the Purchaser shall be deemed obtained if the Purchaser does not respond to the Sellers’ request for consent within seven (7) Business Days of receipt in accordance with Clause 32. For the purposes of this Clause, each of the Purchaser’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief Accounting Officer, Chief People Officer or President of Publishing or such other person notified by the Purchaser to the Sellers (or the Sellers’s Representative) in accordance with Clause 32 shall have the authority to act on behalf of the Purchaser.

6.2

Subject to Clause 6.4, the Sellers shall procure that from the date of this Agreement until Closing, the Company will conduct its business in the ordinary course consistent with past practice in all material respects including:

(a)	maintaining the assets and the properties of the Company in good operating condition and repair and continue normal maintenance;
(b)	maintaining the Statutory Books in the ordinary course;
(c)	maintaining the insurance coverage consistent with past practices;
(d)	maintaining all registrations of each of the Company’s Intellectual Property Rights and any applications thereof; and
(e)	complying in all material respects with the applicable laws.
6.3	(a)Subject to Clause 6.3(b), from the date of this Agreement until Closing the Sellers shall procure that the Purchaser and its Agents shall be allowed:
(i)	reasonable access to, and to take copies of (at the Purchaser’s sole expense), the books, records and documents of or relating in whole or in part to the Company;
(ii)

reasonable access to the Finance Director and the Employee Sellers or Key Employees at the presence of the Employee Sellers (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any of the Purchaser’s Agents may reasonably request); and

(iii)

reasonable access to the professional advisers (including any accounts, auditors and tax lawyers) to the Company (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any of the Purchaser’s Agents may reasonably require).

(b)	Any access granted pursuant to Clause 6.3 shall only be permitted:
(i)	on reasonable prior written notice (where an e-mail would be sufficient) having been provided to the Sellers;
(ii)	to the extent reasonably required by the Purchaser to plan for the integration of the Company into the Purchaser’s Group; and
(iii)

provided that access shall not give the Purchaser or its Agents any right to give instructions or otherwise interfere with the management and conduct of the Company and is otherwise subject to the legal, regulatory and compliance obligations of the Company.

6.4	Clause 6.1 does not apply in respect of and shall not operate so as to restrict or prevent:
(a)

any matter reasonably undertaken by any member of the Company in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof (and of which the Purchaser will be promptly notified in writing);

(b)	any matter expressly permitted by, or necessary for performance of, this Agreement or the Transaction Documents or necessary for Closing;
(c)	any matter undertaken at the written request or with the written consent of the Purchaser;
(d)	providing information to any regulatory body or government agency or commissioning body in the ordinary course of business; and
(e)	any matter to the extent required by law.
7.	Closing
7.1

Closing shall take place on the Closing Date at the offices of the Purchaser’s or Seller’s Lawyers in Turkey or at such other place outside of the United Kingdom as is agreed in writing by the Sellers and Purchaser.

7.2	On Closing, the Sellers shall undertake those actions listed in Part 1 and Part 3 of Schedule 3 (Closing Arrangements).
7.3	On Closing, the Purchaser shall undertake those actions listed in Part 2 and Part 3 of Schedule 3 (Closing Arrangements).
7.4

The Parties agree that all certificates, deeds and documents deliverable on Closing to any Party, or the Purchaser’s Lawyers or the Seller’s Lawyers respectively (together the “Deliverables”), shall be held by the Purchaser’s Lawyers or the Seller’s Lawyers (as the case may be) to the order of the person delivering the same until such time as Closing shall have taken place at which such time such Deliverables shall be released immediately to the order of the intended recipient.

7.5

If there is a material breach by the Sellers of Clause 7.2 and Part 1 and/or Part 3 of Schedule 3 (Closing Arrangements) on the Closing Date, the Purchaser shall not be obliged to complete this Agreement and may:

(a)	defer Closing (with the provisions of this Clause 7 applying to Closing as so deferred); or
(b)	proceed to Closing as far as practicable (without limiting its rights and remedies under this Agreement); or
(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 17 (Termination).
7.6

If there is a material breach by the Purchaser of Clause 7.3 and Part 2 and/or Part 3 of Schedule 3 (Closing Arrangements) on the Closing Date, the Sellers shall not be obliged to complete this Agreement and may:

(a)	defer Closing (with the provisions of this Clause 7 applying to Closing as so deferred); or

(b)	proceed to Closing as far as practicable (without limiting its rights and remedies under this Agreement); or
(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 17 (Termination).
7.7

The payment of the amounts set out in Clause 4.2 in accordance with paragraph 1, Part 2 and Part 3 of Schedule 3 (Closing Arrangements) shall discharge the obligations of the Purchaser under Clauses 2 (Sale and Purchase) and 4 (Consideration), in each case pertaining to the payment of the Initial Consideration for the Closing Shares, and the Purchaser shall not be concerned with the application of such sum by the Sellers.

8.	Step-In Closing
8.1

The Step-In Closing shall take place on the Step-In Closing Date at the offices of the Purchaser’s or Seller’s Lawyers or at such other place as is agreed in writing by the Sellers’ Representative and Purchaser.

8.2	At the Step-In Closing, the Employee Sellers shall undertake those actions listed in Part 4 (Employee Sellers’ Step-In Closing Obligations) of Schedule 3 (Closing Arrangements).
8.3	At the Step-In Closing, the Purchaser shall undertake those actions listed in Part 5 (Purchaser’ Step-In Closing Obligations) of Schedule 3 (Closing Arrangements).
8.4

The Parties agree that all certificates, and the documents deliverable on the Step-In Closing to any Party, or the Purchaser’s Lawyers or the Seller’s Lawyers respectively (together the “Step-In Deliverables”), shall be held by the Purchaser’s Lawyers or the Seller’s Lawyers (as the case may be) to the order of the person delivering the same until such time as the Step-In Closing shall have taken place at which such time the Step-In Deliverables shall be released immediately to the order of the intended recipient.

8.5

If there is a material breach of Clause 8.2 and Part 4 (Employee Sellers’ Step-In Closing Obligations) of Schedule 3 (Signing and Closing Arrangements) on the Step-In Closing the Purchaser shall not be obliged to complete that Step-In Closing and may:

(a)	defer the Step-In Closing (with the provisions of this Clause 8 (Step-In Closings) applying to the Step-In Closing as so deferred); or
(b)	proceed to the Step-In Closing as far as practicable (without limiting its rights and remedies under this Agreement).
8.6

If there is a material breach of Clause 8.2 and Part 5 (Purchaser’s Step-In Closing Obligations) of Schedule 3 (Closing Arrangements) on the Step-In Closing (as applicable) the Employee Sellers shall not be obliged to complete the Step-In Closing and may:

(a)	defer the Step-In Closing (with the provisions of this Clause 8 (Step-In Closings) applying to Closing as so deferred); or
(b)	proceed to the Step-In Closing as far as practicable (without limiting its rights and remedies under this Agreement).
8.7

The payment of the Step-In Consideration in accordance with Schedule 3 (Closing Arrangements) shall discharge the obligations of the Purchaser under Clauses 2 (Sale and Purchase) and Clause 4 (Consideration), in each case pertaining to the payment of the Step-In Consideration for the Step-In Closing Shares and the Purchaser shall not be required to concern itself with any subsequent allocation of such amounts between the Sellers.

9.	Post-Closing Stock Awards
9.1

The Purchaser acknowledges that following Closing it intends to offer the Employee Sellers (the “Beneficiaries”) restricted stock unit awards with regards to a number of shares in the Purchaser’s Common Stock (“RSUs”) based on an aggregate value of US$[***] divided by the Purchaser’s Common Stock Price. The terms and conditions of the RSUs are contained in the Purchaser’s 2011 Equity Incentive Plan, as amended from time to time (including all sub-plans) and the applicable award agreements (including any appendices for the RSU recipient’s country). The amounts of all such awards shall be determined by the Purchaser in consultation with the Employee Sellers between the date of this Agreement and Closing, by reference to the following principles:

(a)	any such RSU awards will be granted in accordance with the Purchaser’s standard practices;
(b)	any such RSU awards shall begin vesting on the 15th day of the following month immediately following Closing;
(c)	any such RSU awards shall vest [***]; and
(d)

the Purchaser may at any time unilaterally substitute, wholly or partially, an RSU award for a cash bonus on similar terms and of equal value (based on the amount allocated) in order to comply with any securities, exchange control, Tax or other applicable law, rule, regulation or practice, and any such substitution will be in full and final settlement of any entitlement under the equity incentive plan at the time, provided that any unvested RSU awards granted to any Employee Seller in connection with the transactions contemplated by this Agreement shall accelerate in full upon a person becoming a Good Leaver.

9.2

The Purchaser shall, as soon as reasonably practicable after Closing, and in any event no later than 30 days from the Closing Date, deliver the grant documentation in relation to the RSUs (including award agreements and a true, accurate and complete copy of the Purchaser’s 2011 “Equity Incentive Plan”, as amended from time to time and including all sub-plans) to the Beneficiaries, provided that the relevant Beneficiaries shall comply with their relevant administrative requirements with regards to providing information to the Purchaser (or any third party on behalf of the Purchaser) and opening the relevant online accounts.

10.	Post-Closing Undertakings
10.1

With effect from the Closing Date, the Employee Sellers, the Key Employees and such other employees of the Company as determined by the Purchaser shall be subject to the Purchaser’s global employee and compliance policies, including the Purchaser’s Code of Business Conduct and Ethics; Insider Trading Policy; Corporate Disclosure/Regulation FD Policy; Gifts, Entertainment, & Hospitality Policy; Global Anti-Corruption Compliance Policy; Acceptable Use Policy; System Security Policy; and related legal and compliance training programs, each, as amended from time-to-time.

11.	Purchasers’ Warranties
11.1	The Purchaser warrants to the Sellers that:
(a)

it has, and at Closing will have, the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party on Closing;

(b)

this Agreement and each other Transaction Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it in accordance with their respective terms (assuming that each such Transaction Document has been properly executed by the other parties to it and that their entry into them has been duly authorised);

(c)

there are no, and at Closing will not be any, agreements (including its articles of association, by‑laws or other constitutional documents), arrangements or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this agreement and each other Transaction Document to which it is or will be party;

(d)	the Purchaser has, and will have at the time of payment, immediately available on an unconditional basis (subject only to Closing) the necessary cash resources to pay the Initial Consideration.
11.2

If a material breach of a Purchaser’s warranty occurs prior to Closing, the Sellers shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in, Clause 17 (Termination).

11.3	Where the context so requires, references in Clause 11.1 are repeated in respect of the Step-In Closing.
12.	Sellers’ Warranties
12.1	Each of the Sellers warrants, on a several basis and in respect of itself only, to the Purchaser that:
(a)	each of the Fundamental Warranties is true and accurate on the date hereof and will continue to be true and accurate in all material respects on Closing; and
(b)	each of the Operational Warranties is true and accurate on the date hereof and will continue to be true and accurate in all material respects on Closing.
12.2

Each of the Sellers severally acknowledges that the Purchaser is entering into this Agreement on the basis of and in reliance on representations in the terms of the Fundamental Warranties and the Operational Warranties.

12.3

The Sellers shall not be liable under the Warranties to the extent that the facts which cause the Operational Warranties to be breached or misleading were Disclosed, but in all other circumstances the Purchaser shall be entitled to claim that any of the Warranties has been breached, is untrue or is misleading notwithstanding that the Purchaser knew or could have discovered the fact of such breach or inaccuracy on or before Closing other than by reason of it being Disclosed. For the avoidance of doubt, the Parties hereby expressly acknowledge that inclusion of any fact, action, situation, circumstance and/or information contained in the Disclosure Letter Update shall not bar the Purchaser from brining a Warranty Claim and that this is the case even if the Purchaser decides not to terminate this Agreement pursuant to Clause 3.7 (Conditions).

12.4

The Warranties contained in this Agreement are in lieu of all other warranties however provided under Applicable Laws and constitute all of the warranties made by the Sellers in connection with the Transaction. Without limiting the generality of the foregoing, the Sellers make no representation and give no warranty to the Purchaser with respect to financial projections, budgets or management analyses and as to the future profitability and financial performance of the Company.

12.5	No Disclosure relating to any possible violation of any agreement or Applicable Law shall be construed as an admission that any such violation exists or has actually occurred.

12.6

The Purchaser shall be entitled to postpone the Closing Date for assessment of the content of the Disclosure Letter Update by a number of days that is equal to the number of days that have lapsed between the Draft Disclosure Letter Update and the Disclosure Letter Update.

12.7

The Sellers shall not and shall procure that the Company shall not do or omit to do anything which would result in any of the Warranties being breached or misleading at any time up to and including Closing.

12.8

Each of the Sellers shall notify the Purchaser immediately in writing with full details of anything that comes to its notice which is or may reasonably be expected to give rise to a liability which will or may cause or result in a breach of, or be inconsistent with, any of the Warranties whether before, at the time of, or after Closing.

12.9

Each of the Sellers severally undertakes to irrevocably waive any right and claim which it may have against the Company or any present or past Agent of the Company or of any member of the Purchaser’s Group arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.

12.10	Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.
12.11

Where the context so requires, references in Schedule 4 (Warranties) to the date of this Agreement or similar terminology shall (to the extent that the relevant Warranty is repeated) mean the Closing Date and/or, with respect to the Sellers’ Fundamental Warranties only, the Step-In Closing.

12.12

Each of the Sellers warrants that they hold printed share certificates as described in the TCC and each of the Sellers warrants to satisfy the VAT exemption conditions of transfer of shares certificates pursuant to article 17 of the Turkish Value Added Tax Law numbered 3065.

13.	Sellers’ Limitations on Liability

The liability of the Sellers in respect of a claim under the Warranties shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

14.	Specific Indemnities
14.1

Subject to Clause 13, each Seller undertakes, on a several basis and in respect of itself only, to indemnify and hold the Purchaser and the Company harmless from and against all Losses suffered or incurred by it arising from:

(a)	a breach of any of the Warranties, save for a breach of the warranty set out in paragraph 4.1(b) in Schedule 4 (Warranties) on Closing pursuant to the terms of this Agreement;
(b)	any claims arising out of the disputes as specified in the Annex; and
(c)	any matter arising out of fraud, intentional misrepresentation or wilful breach of the relevant Seller.
14.2	The Purchaser retains the right to unilaterally deduct from the Escrow Account in accordance with Schedule 8 (Escrow Account) such amounts equal to any payments under Clause 14.1.
15.	Restrictions on the Employee Sellers
15.1	Each Employee Seller undertakes that he shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever for a period of four (4) years following the Closing Date:
(a)

carry on, own any interest in, or be engaged, concerned or otherwise interested in, or in any way assist, any business anywhere in the world which competes with the Business or any part of the Business;

(b)

solicit or entice away any Worker of the Company, Key Employee or other Employee Seller or any member, employee or consultant of the Purchaser’s Group or employ any such person or offers similar services;

(c)

take such actions or otherwise be engaged in any activities anywhere in the world which would reasonably be regarded as interfering with the customers, business relationships and business operations of the Purchaser’s Group; or

(d)	assist, instruct or incite any other person to do any of the above.
15.2

Each of the restrictions contained in this Clause 15 is given to the Purchaser and the Company.  Each such restriction shall be construed as a separate provision of this Agreement.  If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. Each Employee Seller acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchaser’s Group and the Company.

16.	Business Information
16.1

If any information required for the Business is not in the possession of the Purchaser but remains held by a Seller, the Sellers shall procure that such information is provided to the Purchaser or, as directed by the Purchaser, to the Company, immediately on request.

16.2

In the event that Purchaser determines in its sole and absolute discretion to make an election under Section 338(g) of the Code, each Seller will cooperate with Purchaser in (i) determining if notice under Treasury Regulation Section 1.338-2(e)(4) is required and (ii) in completing and delivering the notice under Treasury Regulation Section 1.338-2(e)(4).

17.	Termination
17.1	If this Agreement is terminated by the Purchaser in accordance with:
(a)	Clause 3.6 (Conditions);
(b)	Clause 7.5(c) (Closing);

the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

17.2

In addition to the circumstances provided in Clause 17.1, the Purchaser shall be entitled to terminate this Agreement at any time before Closing by notice in writing to the Sellers if the Sellers commit a material breach of any of their other obligations under this Agreement, (unless such material breach is remediable and is remedied by and at the sole expense of the Sellers, within 20 days) whereupon the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

17.3

The Sellers undertake to disclose promptly to the Purchaser in writing any breach, matter, event, condition, circumstance, fact or omission of which any Seller or Related Persons is or becomes aware that may reasonably give rise to a termination right under this Agreement.

17.4

If this Agreement is terminated by the Sellers in accordance with Clause 7.6(c) (Closing), the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

17.5	In addition to the circumstances provided in Clause 17.4, the Sellers shall be entitled to terminate this Agreement at any time before Closing by notice in writing to the Purchaser if:
(a)	in accordance with Clause 11.1 (Purchaser’s Warranties), a material breach of a Warranty occurs prior to Closing; or
(b)	the Purchaser commits a material breach of any of their other obligations under this Agreement,

whereupon the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

17.6

The Purchaser undertakes to disclose promptly to the Sellers in writing any breach, matter, event, condition, circumstance, fact or omission of which any Purchaser or Related Persons is or becomes aware that may reasonably give rise to a termination right under this Agreement.

17.7

For the avoidance of doubt, to the extent that a breach by any Party of any of its obligations under this Agreement does not limit, restrict, hinder or otherwise obstruct the sale and purchase of the Shares, the other Party shall not be entitled to terminate the Agreement pursuant to Clause 17.2 or 17.5(b).

18.	Confidentiality
18.1

Save as expressly provided in Clause 18.3, each of the Sellers severally undertakes that it shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Closing, all information it possesses relating to the Company, and shall not disclose or use any such information.

18.2

Save as expressly provided in Clause 18.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers as a result of negotiating or entering into the Transaction Documents, and shall not disclose or use any such information.

18.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(a)

is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably necessary or appropriate in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)

is disclosed to a person qualifying as a prospective permitted assignee under Clause 20 (No Assignment) or to its Agents in connection with a potential assignment to that person in accordance with the provisions of that Clause (provided that any such person needs to know the information for the purposes of considering, evaluating, advising on or furthering the potential assignment and is required to treat the information as confidential);

(c)	is required by law or any securities exchange, regulatory or governmental body or Tax Authority;
(d)	is required in order to manage the Tax Affairs of that Party or other members of the Relevant Party’s Group;

(e)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or
(f)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 18,

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 18.3(b) shall be given to the other Party and their reasonable comments taken into account.

19.	Announcements
19.1

Save as expressly provided in Clause 19.2, no announcement shall be made by or on behalf of any Seller or his Related Persons relating to the terms of the Transaction Documents without the prior written approval of the Purchaser.

19.2

A Seller may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the Purchaser in which case such Seller shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the Purchaser prior to making such announcement.

20.	No Assignment
20.1

No Seller may assign, transfer, charge, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the Purchaser.

20.2

The Purchaser shall be free to assign its rights and obligations under this Agreement to a third party without having to obtain the consent of the Employee Sellers, provided that (i) any assignee agrees to be bound to the terms and conditions of this Agreement (as may be amended from time to time); and (ii) if the Purchaser proposes to assign its obligations this Agreement (including, for the avoidance of doubt, Clause 10 (Post-Closing Undertakings)) as amended from time to time), it shall, prior to such assignment, enter into a guarantee with and in favour of the Employee Sellers, in a form satisfactory to the Employee Sellers (acting reasonably and in good faith, having regard to the relevant circumstances, the identity of the assignee and customary market practice), pursuant to which, amongst other things, the Purchaser will, as principal obligor (A) guarantee to the Employee Sellers the due, punctual and full performance by the assignee of all of the Purchaser’s obligations under this Agreement (including the payment, when due, of any amount payable to the Employee Sellers); (B) in the event of default by the assignee, perform immediately on demand such obligations (including paying any amount which has become due to the Employee Sellers); and (C) indemnify the Employee Sellers, on or after Tax basis, in respect of any failure or delay by the assignee in complying with or discharging any of the obligations under this Agreement assigned to it by the Purchaser. The Purchaser’s guarantee will remain in full force and effect until all of the assigned obligations have been discharged in full and will remain in full force and effect notwithstanding any waiver, amendment or variation to the Agreement. The Parties agree and acknowledge that a change of control of the Purchaser shall not constitute an assignment of the Purchaser’s rights and obligations under this Agreement.

21.	Further Assurance

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things necessary in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

22.	Entire Agreement
22.1

This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Company Shares.

22.2

Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

22.3

Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Company Shares.

22.4	In this Clause 22, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.
22.5	Nothing in this Clause 22 shall operate to limit or exclude any liability for fraud.
23.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

24.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

25.	Remedies and Waivers
25.1

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

25.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
25.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
25.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

26.	Effect of Closing

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing.

27.	Third Party Rights
27.1

This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 14 (Specific Indemnities), Clause 15 (Restrictions on the Employee Sellers), Clause 16 (Business Information), Clause 28 (Payments) and Clause 31 (Default Interest) are intended to benefit the Company, Clause 12.9 (Sellers’ Warranties) is intended to benefit the Company, Clause 18 (Confidentiality) is intended to benefit any member of the Purchaser’s Group and Clause 22 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the full extent permitted by law, subject to the other terms and conditions of this Agreement.

27.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
28.	Payments
28.1

Any amount payable by the Sellers to, or at the direction of, the Purchaser under this Agreement (including, for the avoidance of doubt, any amount payable from the Escrow Account to the Purchaser) shall, so far as possible, be deemed to be a reduction of the Consideration.

28.2

Save as otherwise set out in this Agreement, any amount payable by the Sellers to the Purchaser or by the Purchaser to the Sellers shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law.

28.3

If immediately prior to or on the Step-In Closing or on the Step-In Deferred Payment Date (as applicable), an Employee Seller owes the Purchaser an amount in respect of a breach of any of the Warranties or to satisfy any claims under the Tax Covenant or any claim pursuant to Clause 14 (Specific Indemnities), and the amount has been agreed between the Purchaser and the relevant Employee Seller or determined by a court or tribunal of competent jurisdiction from whose decision there is no right of appeal or the period allowed for an appeal has expired and no appeal has been made (a “determined claim”), the Purchaser shall be entitled to set off against (and deduct from) the portion of Step-In Consideration otherwise payable to such Employee Seller (the “Relevant Employee Seller Step-In Consideration”) the sum owed by such Employee Seller to the Purchaser in respect of the determined claim.

28.4

If immediately prior to or on the Step-In Closing or on the Step-In Deferred Payment Date (as applicable), a claim has been made against an Employee Seller by the Purchaser for an amount in respect of a breach of any of the Warranties or to satisfy any claims under the Tax Covenant or any claim pursuant to Clause 14 (Specific Indemnities), but that claim has not become a determined claim (an “unresolved claim”), the Purchaser shall be entitled to withhold from the Relevant Employee Seller Step-In Consideration the sum which the Purchaser has been advised in writing by the legal advisers engaged in pursuing the claim to be the maximum amount reasonably likely to be awarded to the Purchaser in respect of the unresolved claim (which may be the full amount of the unresolved claim if so advised in writing) (the “withheld sum”). If, when the unresolved claim becomes a determined claim, an amount is owed by the Employee Seller to the Purchaser in respect of such determined claim, such amount will be satisfied by set off against the withheld sum in accordance with Clause 28.3 and any balance of the withheld sum in excess of such amount shall be dealt with as if it had become payable as part of the Relevant Employee Seller Step-In Consideration.

28.5

Save as otherwise set out in this Agreement, any amount payable by the Sellers to the Purchaser shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law.

28.6

If any deduction or withholding is required by law to be made from any payment by the Sellers to the Purchaser under this Agreement, the Sellers shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

28.7

If any amount payable by the Sellers to the Purchaser under this Agreement is subject to Tax in the hands of the Purchaser, that amount shall be increased so as to ensure that the net amount retained by the Purchaser after taking the Tax into account is equal to the full amount which would have been retained by the payee but for the Tax.

29.	Costs and Expenses
29.1	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.
30.	Taxes
30.1	In respect of any Transfer Taxes arising under Turkish law:
(a)	the Purchaser shall bear fifty (50) per cent; and
(b)	the Sellers shall bear fifty (50) per cent,

of any such Turkish Transfer Taxes which arise as a result of or in connection with the transfer of the Company Shares.

30.2	The Seller will procure that the necessary conditions will be satisfied to apply for VAT exemption on the transfer of the Company Shares as per article 17 of Turkish VAT Law numbered 3065.
30.3

The Sellers shall bear the entire cost of any non-Turkish Transfer Taxes which arise as a result of or in connection with the transfer of the Company Shares, including the payment of the income taxes, if any, arising from the same.

30.4	Schedule 9 (Tax Covenant) shall apply with effect from the date of this Agreement.
30.5

Upon such reasonable request by the Sellers’ Representative, the Purchaser shall, at the Sellers’ expense, cause the Company to procure the benefit of any Turkish Tax amnesty or peace procedure that relates to a taxable period ending on or prior to the Closing Date.

31.	Default Interest

Any and all amounts which are due and payable by one Party to another under this Agreement shall be paid in US$ and shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment (both before and after any judgment).  In the case of a Claim, the due date for payment shall be treated as being the date of receipt of notice of that Claim in accordance with Schedule 5 (Sellers’ Limitations on Liability).

32.	Notices
32.1

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by email, fax, pre‑paid recorded delivery or international courier to the address or fax number provided in Clause 32.3, and marked for the attention of the person specified in that Clause.

32.2	A Notice shall be deemed to have been received:
(a)	at the time of delivery if delivered personally;
(b)	at the time of transmission if sent by email or fax;
(c)	two (2) Business Days after the time and date of posting if sent by pre‑paid recorded delivery; or
(d)	three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day.  References to time in this Clause 32 are to local time in the country of the addressee.

32.3

However, notices described in Article 18/III of the TCC shall be sufficiently given only if delivered via notary public, by telegram or by registered mail, return receipt requested, and shall be deemed to have been given as of the date of proper service in accordance with the Laws of Turkey. Any communication to be delivered to any Party, including the notices sent by fax and e‑mail, shall, without prejudice to any other evidences as permitted by the Law, constitute legal evidence between the Parties. The addresses for service of Notice are:

Sellers’: to the addresses set out under their names in Schedule 1.

Purchaser:

Name:Zynga Inc.

Address: 699 8th Street, San Francisco, California 94103

For the attention of:Chief Legal Officer

Email address:legalnotices@zynga.com

32.4

A Party shall notify the other Parties of any change to its details in Clause 32.3 in accordance with the provisions of this Clause 32, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

33.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

34.	Governing Law and Jurisdiction
34.1	This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
34.2	The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “Rules”) as in force at the date of this Agreement and as modified by this clause, which Rules shall be deemed incorporated into this clause. The number of arbitrators shall be one to be jointly nominated by the claimant(s) and by the respondent(s) following the request in writing from the claimant(s) to the respondent(s) (the “Request for Joint Appointment”), provided that if such arbitrator has not been nominated within thirty (30) days of the Request for Joint Appointment, such arbitrator shall be appointed by the ICC Court. The seat of arbitration shall be London, England and the language of arbitration shall be English.

35.	Agent for Service of Process
35.1

The Sellers irrevocably and jointly appoint Process Agent Limited with registered office at Kemp House, 152-160 City Road, London EC1V 2NZ, United Kingdom with registration number 10710790, and the Purchaser irrevocably appoints [***], in each case as its agent for service of process in England.

35.2

If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment.  If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

36.	Sellers’ Representative
36.1

Each of the Sellers designates Mr. Volkan Biçer to serve as its representative (the “Sellers’ Representative”) and to act on its behalf with respect to notices, consents or approvals or requests, elections or proposals required to be given or accepted by the Sellers acting together and otherwise with respect to the actions or decisions expressly identified in this Agreement to be performed or made by the Sellers’ Representative.

36.2

Each of the Sellers irrevocably appoints the Sellers’ Representative as its agent, proxy and attorney and gives the Sellers’ Representative full power and authority on such Seller’s behalf to do all acts and to execute and deliver and receive all such documents or deeds as may be required to resolve or address all matters as are expressly contemplated by the Transaction Documents.

36.3

Any action taken or document executed by the Sellers’ Representative on behalf of a Seller in connection with this Agreement shall be deemed to have been made on behalf of such Seller and the Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by a Sellers’ Representative. Service of any notice or other communication on a Sellers’ Representative shall be deemed to constitute valid service thereof on all the Sellers to rely upon such action or document as being binding on such Seller without further enquiry.

36.4

The Sellers’ Representative may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the Sellers provided, however, that until a successor Sellers’ Representative shall have been appointed, the Sellers’ Representative shall continue to perform its duties and obligations under this Agreement.

36.5	The Sellers shall, on the signing of this Agreement, execute and provide to the Purchaser a certified copy of a power of attorney granted by each Seller in favour of the Sellers’

Representative in the agreed terms, and shall promptly notify the Purchaser of any revocation of modification of such powers of attorney.

In Witness Whereof each Party has executed and delivered this Agreement as a deed on the date which first appears above.

Schedule 1The Sellers

Seller and Notice Details (1)	Number of Company Shares (2)	Number of Closing Shares (3)	Pro Rata Portion (4)	Step-In Closing Shares (5)	Amount of Escrow Amount (6)
Mehmet Can Yavuz Address: [***] Email: [***]	16,667	5,212	9.7%	11,455	1,552,000
Deniz Başaran Address: [***] Email: [***]	16,667	5,212	9.7%	11,455	1,552,000
Burak Vardal Address: [***] Email: [***]	16,667	5,212	9.7%	11,455	1,552,000
Volkan Biçer Address: [***] Email: [***]	68,386	68,386	39.8%	-	6,368,000
Mehmet Ayan Address: [***] Email: [***]	35,052	35,052	20.4%	-	3,264,000

Seller and Notice Details (1)	Number of Company Shares (2)	Number of Closing Shares (3)	Pro Rata Portion (4)	Step-In Closing Shares (5)	Amount of Escrow Amount (6)
Yunus Emre Gönül Address: [***] Email: [***]	18,385	18,385	10.7%	-	1,712,000
Total	171,824	137,459	100.00%	34,365	16,000,000

Schedule 2The Company

Company name	:	Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi
Company number	:	169468-5
Date and place of incorporation	:	December 14, 2018; İstanbul
Registered address	:	Hacımimi Mahallesi Hocaali Sokak No.14/2 Beyoğlu, İstanbul/Turkey
Issued share capital	:	171,824 shares of TL 1.00 each
Shareholders	:	Mehmet Can Yavuz Deniz Başaran Burak Vardal Volkan Biçer Mehmet Ayan Yunus Emre Gönül
Directors	:	Volkan Biçer (Chairperson of the Board) Mehmet Ayan (Vice-Chairperson)
Auditors	:	PwC YMM A.Ş.
Accounting reference date	:	31 December
Tax residency	:	Turkey

Schedule 3Closing Arrangements

Part 1
Sellers’ Closing Obligations

The Sellers shall on Closing:

1.	Procure the meetings of the Board at which:
(a)	the Transaction be approved;
(b)	the registration of the Purchaser as the owners of the Closing Shares in the share ledger of the Company be approved;
(c)

the Employee Seller Employment Agreements and the Key Employee Employment Agreements shall be entered into by and between the Company and the relevant Employee Seller and the relevant Key Employee (as applicable);

(d)

the general assembly meeting of the Company shall be convened to resolve on (i) the amendment to the articles of association of the Company; (ii) appointment of the members of the board of directors nominated by the Purchaser and the Employee Sellers; and (iii) releasing the incumbent members of the board of directors for their actions until immediately prior to Closing which shall in no case give detriment to the indemnification obligations of the Purchaser (“Closing General Assembly”);

2.

or, if the ordinary general assembly meeting of the Company for the financial year 2019 (“Ordinary General Assembly”) has not been convened before the Closing, the Closing General Assembly shall be convened as the Ordinary General Assembly to resolve on, inter alia, approving the balance sheet, and profit and loss statement of 2019;

3.

Execute and deliver to the Purchaser the Escrow Agreement, the Termination Agreement, the Employee Seller Employment Agreements and the Key Employee Employment Agreements and procure the execution and delivery of those documents;

4.	Execute and deliver to the Purchaser the Updated Disclosure Letter, if any;
5.	Deliver to the Purchaser or the Purchaser’s Lawyers:
(a)	all necessary documents, duly executed, to enable title to the Closing Shares to pass fully and effectively in the name of the Purchaser or such other person as the Purchaser may nominate;
(b)	a certified copy of the Board resolution of the Company at which the entry into the Transaction Documents and the Transaction are approved;
(c)	the duly endorsed share certificates (in paper form) for the Closing Shares together with printed copies (in paper form) of the share certificates for the Closing Shares;
(d)	completed relevant IRS Forms (including W-8 forms) from the Sellers in order for the Purchaser to pay the Escrow Amount in the Escrow Account;
(e)	a certified copy of each power of attorney, as the case may be, under which any document to be delivered to the Purchaser has been executed;
(f)	a certified copy of the minutes of the meetings of the Board and Closing General Assembly referred to in Part 1, paragraph 1 and Part 3, paragraph 3; and
(g)	subject to Disclosure Letter Update, a certificate signed by the Sellers confirming that the Operational Warranties are true and accurate in all material respects as of the Closing Date, and that the Company has performed and complied with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date.
6.	Deliver to the Purchaser or such other person as the Purchaser may nominate:
(a)

the Statutory Books (written up to but not including the Closing Date), certificate of incorporation (including all certificates of incorporation on change of name (if any) and common seal (if any) of the Company;

(b)

written resignations in the agreed terms to take effect from Closing immediately after the Closing General Assembly of all the directors  of the Company (other than such persons who, as agreed with the Purchaser, will remain in office) in each case executed as a deed and relinquishing any right (past, present or future) against the Company;

(c)	statements from the banks at which each the Company maintain an account giving the balance as at the close of business on the last Business Day prior to the Closing;
(d)	the cash book balances each of the Company with statements reconciling the cash book balances with the bank statements in paragraph 4.3 above;
(e)	evidence as to the repayment of any existing loans, advances or capital contributions granted by the Company to Employee Sellers, if any; and
(f)

copies of written agreements replacing any verbal arrangements entered into by the Company and continuing to exist immediately prior to Closing in relation to game production and collaboration agreements with respect to the current games.

Part 2
Purchaser’s Closing Obligations

On Closing the Purchaser shall:

1.

procure that the amounts due to the Sellers as determined in accordance with Clause 4.2 shall be transferred to each such Seller’s Designated Bank Account by electronic transfer in immediately available cleared funds;

2.	pay the Escrow Amount into the Escrow Account;
3.	execute and deliver to the Sellers or the Sellers’ Lawyers a counterpart Escrow Agreement; and
4.

deliver to the Sellers or the Sellers’ Lawyers a certified copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser authorising the execution of this Agreement and the Escrow Agreement.

Part 3
Sellers’ and Purchaser’s Joint Closing Obligations

On Closing the Purchaser and Sellers shall:

1.	procure that the Board resolves on:
(a)	the Business Plan;
(b)	the authority distribution among the board members; and
(c)

the cancellation of the signature authorities of the Company and appointment of the new signature authorities in line with this Agreement, and notification to İstanbul Trade Registry of the fact that the Buyer has become a shareholder of the Company in accordance with the Article 198 of the TCC;

2.	hold the Closing General Assembly and resolve on the agenda as agreed in paragraph 1(d) of Part 1 of this Schedule; and
3.	have the Company apply to the İstanbul Trade Registry for the registration of the resolutions in paragraph 1 of this Schedule 3.

Part 4
Employee Sellers’ Step-In Closing Obligations

At the Step-In Closing the Employee Sellers shall deliver to the Purchaser or the Purchaser’s Lawyers:

1.	all necessary documents, duly executed, to enable title to the Step-In Closing Shares to pass fully and effectively in the name of the Purchaser or such other person as the Purchaser may nominate;
2.	the duly endorsed share certificates (in paper form) for the Step-In Closing Shares; and
3.

such waivers, consents and other documents in the relevant jurisdiction as the Purchaser may require, to enable the Purchaser, or such other person as the Purchaser may nominate, to be registered as holder of the Step-In Closing Shares in accordance with the provisions of Clause 2 (Sale and Purchase).

Part 5
Purchaser’s Step-In Closing Obligations

1.

At the Step-In Closing the Purchaser shall procure that the amounts due to the Employee Sellers pursuant to Clause 4.5 shall be transferred to each such Employee Seller’s Designated Bank Account as by electronic transfer in immediately available cleared funds (save for the amounts due to the Employee Sellers on the Step-In Deferred Payment Date which shall be due on the Step-In Deferred Payment Date).

Schedule 4Warranties

Part 1
Fundamental Warranties

1.	Incorporation and Authority
1.1

To the extent applicable, none of the Sellers is bankrupt or insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has stopped paying debts as they fall due.  No order has been made, petition presented or resolution passed for the winding‑up of any of the Sellers. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of any of the Sellers or all or any of their assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to any of the Sellers.

1.2

Each of the Sellers has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms.  The execution, delivery and performance by, respectively, each of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, by‑laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or governmental authority in any jurisdiction; or (iii) any agreement or instrument to which the Company is a party or by which it is bound.

1.3

The execution, delivery and performance by each of the Sellers of its obligations under the Documents will not require it nor the Company to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 3 shall not extend to those consents, waivers or approvals referred to in the Conditions in Clause 3.

2.	The Company Shares and the Company
2.1

The Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.2

Each of the Sellers is the sole legal and beneficial owner of, and has the right to exercise all voting rights over, all of the Company Shares set opposite its name in Schedule 1 (The Sellers).  The Company Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Company Shares. Other than as listed in Schedule 1 (The Sellers), there are no rights to acquire any shares of capital stock in the Company.

2.3	The Company Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.
2.4	The Company does not have any Subsidiary Undertakings.
2.5

None of the Sellers or the Company is a party to any contract or arrangement granting subscriptions, options, warrants, puts, calls, rights of first refusal, pre-emptive rights, claims, or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable other than by private contract between a shareholder in the Company and a person other than a Seller or any of their affiliates for any shares or securities of the Company.

2.6	There are no agreements or commitments outstanding which give to any person the right to call for the issue, transfer or purchase of any shares, debentures or other securities of the Company.
2.7

The Company does not act or carry on business together with any other person in partnership or otherwise save for the agreements listed in item 1 of the Disclosure Letter and Data Room folder Project Rock - Zynga / Due Diligence List / 14. Material Agreements / Studio Contracts.

2.8	The articles of association, by-laws or equivalent constitutional documents of the Company are complete and accurate.
2.9	The Company does not have any branch or agency in any jurisdiction, other than Rollic Games Oyun Yazılım ve Pazarlama A.Ş. Ankara Şubesi.
2.10	The Company does not own any legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking.
2.11

The Statutory Books have been properly kept in accordance with the applicable laws, are up-to-date and contain complete and accurate details of all matters required by applicable laws to be entered in them.  No notice or indication that any of them is incorrect or should be rectified has been received.

Part 2
Operational Warranties

1.	Information
1.1

The particular of each Seller set out in Schedule 1 (The Sellers) are complete, accurate and up to date in all respects.  The Company Shares are free from all Encumbrances and there is no agreement or commitment with the Company to give or create any Encumbrance over or affecting the Company Shares. There are no rights to acquire any shares of capital stock in the Company. The Company Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.

1.2	The particulars of the Company set out in Schedule 2 (The Company) are complete, accurate and up to date in all respects.
1.3	The information contained in this Agreement is complete and accurate in all material respects and not misleading.
1.4	The information made available to the Purchaser in the Data Room was and remains complete and accurate in all material respects and not misleading.
2.	Accounts
2.1	The Management Accounts have been prepared in accordance with the Applicable Accounting Standards.
2.2

The Management Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company at the Accounts Date and in the financial periods to which they relate.

2.3

No significant change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of the Company for at least three (3) years prior to the Accounts Date.

2.4

The Management Accounts include full provision or full disclosure for all liabilities (whether actual, contingent, unquantified or disputed) all outstanding capital commitments and all bad and doubtful debts.

2.5	The Management Accounts are not affected by any unusual or non‑recurring item or by any other factor that makes the Management Accounts unusual or misleading in any respect.
2.6	The accounting and other records of the Company are up‑to‑date and have been fully, properly and accurately maintained in each case, in all material respects and are in the possession of the Company.
2.7

The Management Accounts have been prepared on a basis consistent with the management accounts of the Company prepared since 1 January 2020 immediately preceding the date hereof and with all due care and attention. The Management Accounts give a fair view of the assets, liabilities and profit or loss and cash flow of the Company and are not inaccurate or misleading in any material respect.

3.	Events Since the Accounts Date
3.1	Since the Accounts Date:
(a)	the Business of the Company has been conducted in the ordinary course;
(b)	there has been no material adverse change in the financial or trading position or prospects of the Company;
(c)

the Company has neither: (i) allotted or issued or agreed to allot or issue any share or  loan capital or any other security any rise to a right over its capital; nor (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital, in each case to or in favor of any person;

(d)

no asset of a value in excess of fifty thousand dollars (US$ 50,000) has been acquired or disposed of by the Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset;

(e)

no liability (actual or contingent) has been incurred by or arisen in relation to the Company which is either unquantifiable or of an amount in excess of fifty thousand dollars (US$ 50,000) other than in the ordinary course of business;

(f)	no dividend or other distribution has been, or has agreed to be, declared, made or paid by the Company;
(g)	the Company has not made any investment in or loan any other person;
(h)	The Company has not made advance payment to any other person other than ordinary course of business;
(i)

the Company has not borrowed or raised any money and no individual item of capital expenditure, or series of connected items of capital expenditure, has been incurred in an amount in excess of hundred thousand dollars (US$ 100,000) other than in the ordinary course of business; and

(j)	the Company has not issued or agreed to issue any share or loan capital or other similar interest.
3.2

All book debts contained in the Management Accounts have been realised for an amount not less than that stated or reflected in the Accounts, no debts or other receivables have been factored, sold or agreed to be sold and no indication has been received that any debt owing to the Company is bad or doubtful.

3.3	There are no debts of the Company which have been outstanding for a period in excess of one hundred and eighty (180) days as at the date of this Agreement.

4.	Contracts
4.1

In this paragraph 4.1, references to “contract” include any agreement, arrangement, obligation, understanding or commitment, whether in writing or not, and references to “material” shall mean material to the Business, prospects, profits or assets of the Company.

Complete and accurate copies (including of any amendment, variation or extension of any such contract) are contained in Data Room folder Project Rock - Zynga / Due Diligence List / 14. Material Agreements and 2. Facilities, Properties, and Leases and item 2, 3, 4, 5, 6, 7 and 8 of the Disclosure Letter of any contract to which the Company is a party which:

(a)	involves revenue or expenditure in excess of five thousand (US$ 5,000) per annum (including pursuant to the terms of such contract or the course of dealing in the prior twelve (12) months;
(b)	involves the development of a Business Product;
(c)	has an unexpired term of twelve (12) months or longer;
(d)

can be terminated or amended upon a change in the direct or indirect ownership or control of the Company or whose terms, in the event of such a change of ownership or control, are or could be different from those which apply prior to such event;

(e)	is a licensing agreement;
(f)	involves publishing of advertisements, insertion orders, user acquisition campaigns and/or other marketing arrangements;
(g)	is an oral or verbal contract of a type identified in paragraphs 4.1(a) to (g) above.
4.2	The Company is not party to any contract which:
(a)	is of an unusual or exceptional nature or is not in the ordinary course of business;
(b)	cannot readily be performed by it on time except with undue effort or unusual expenditure;
(c)	restricts the Company’s ability to carry on the whole or any part of its business in any part of the world or to use or exploit any of its material assets;
(d)

is an agency, distribution, franchise, licensing, management, joint venture, consortium, partnership, association (other than a bona fide trade association) or shareholders’ agreement or a sale and purchase agreement relating to shares, a business or any material asset;

(e)	is otherwise a material contract;
(f)	is an agreement with a director of the Company;
(g)	is an agreement with a member of a Seller’s Group or a Connected Person of such a member;
(h)	is a collective bargaining agreement, works council agreement or similar agreement with any Employee Representatives; or
(i)	is an agreement which provides for Change of Control Payments; or
(j)	is a sale or purchase or option or similar arrangement affecting an asset owned, occupied, possessed or used by the Company; or

(k)	is a bid or offer which, if accepted, would give rise to a contract falling within paragraphs 4.2(a) to (k) above.
4.3

Each of the contracts to which the Company is a party is in full force and effect.  No party is in breach of any such contract nor has any allegation of any breach or invalidity been made or received by any Seller or the Company.  No notice of termination of any such contract has been served or received by any Seller or the Company, to the knowledge of the Sellers, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract and there has been no allegation in writing of any such grounds.

4.4	Save for those listed in item 8 of the Disclosure Letter, each of the contracts to which the Company is a party is in writing.
4.5

The Company is not, or since its incorporation has not been, a party to a contract which is, or was, not entirely of an arm’s length nature and the Company has not transferred or has agreed to transfer any assets except at market value.

4.6	The Company is not a party to or has any liability (actual or contingent) under any guarantee, indemnity or letter of credit, or any leasing, rental, hire purchase or credit sale agreement.
4.7	No person is entitled to receive from the Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement.
5.	Trading
5.1

No customer, contractor or supplier of the Company which accounts for five per cent. (5%) or more by value of the Company’s annual sales, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading with the Company.

5.2	The Company does not carry on business under any name other than its own corporate name.
6.	Shareholder Arrangements
6.1

Other than the Existing Shareholders’ Agreement and the Transaction Documents, none of the Sellers or any of its Connected Persons has entered into an agreement, binding arrangement or understanding (save for the Existing Shareholders’ Agreement) in respect of shares in the Company or exercise of rights attached thereto.

6.2	None of the Sellers has breached its obligations under the Existing Shareholders’ Agreement and the articles of association of the Company that may have an adverse impact on the Company.
7.	Compliance with Laws and Litigation
7.1	The Company has carried out its business and dealt with its assets in accordance with all applicable laws and regulations in any relevant jurisdictions in all material respects.
7.2

Neither the Company and, with respect to the Business, or any Seller, nor any of the Companies’ respective directors, officers, employees, (each, an “Associated Person”) has, in connection with the Business, breached any Anti‑Bribery Laws or any applicable anti‑money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

7.3

Without limiting the foregoing, to the Knowledge of the Sellers, the Company has at all times been in compliance in all material respects with all applicable U.S. laws governing the export, re-export, import and transfer of products, software, technical data, services and technologies, and the export-related activities of United States persons (collectively, the “Trade Control Laws”).  To the Knowledge of the Sellers, there is no event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of non-compliance with any

Trade Control Law. The Company has never been subject to any inquiries and investigations with respect to Trade Control Laws.
7.4

Neither the Company nor any director or employee (in each case, past or present) of the Company, is the subject of any formal or informal, internal or external investigation, enquiry or enforcement proceedings by any governmental or other body, no formal or informal, internal or external investigations, enquiries, or enforcement proceedings are pending or threatened and there are no circumstances likely to give rise to any such formal or informal, internal or external investigation, enquiry or enforcement proceedings in relation to the Company.

7.5

The Company is conducting, and has conducted since the incorporation of the Company, the Business in compliance with Environmental Law and none of the Sellers nor the Company has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law. There are no proceedings or actions by any Environmental Authority or by any other person, entity or governmental authority pending against the Company under any Environmental Law.

7.6

Save for those listed in item 9 of Disclosure Letter and contained in Data Room Folder Project Rock - Zynga / Due Diligence List / 13. Litigation, neither Company nor any director of the Company is, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), no litigation, arbitration, mediation or other legal proceedings are pending or threatened by or against the Company, and, to the Knowledge of the Sellers, there are no circumstances reasonably likely to give rise to any such proceedings in relation to the Company.

8.	Anti-Bribery
8.1	The Company complies and has at all times complied with all applicable Anti-Bribery Law, Anti-Money Laundering Law, Antitrust Law and Economic Sanctions Law.
8.2

The Company has not conducted or engaged, nor conducts or engages, in any activities, transactions, business, dealings or deliveries in or with, or receive or make any payments from or to, any Sanctioned Territory or Prohibited Person, in each case directly or indirectly through any party.

8.3

Neither any of the Sellers, nor the Company are a Prohibited Person or have engaged in any transaction, activity or conduct that could reasonably be expected to result in any of them being designated as a Prohibited Person, and no Company nor any of the Company’s directors and employees acts directly or on behalf of a Prohibited Person.

8.4

Neither the Company nor any of the Sellers, their current Workers or Key Employees (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value:

(a)	in violation of any Anti-Bribery Law;
(b)	to or for the benefit of any Government Official for the purposes of influencing any official act or decision;
(c)	to or for the benefit of any person to secure any improper advantage; or
(d)	and in relation to (a) through (c) above, with the intention of winning or retaining business or a business advantage for the Company or any of its affiliates.
8.5

To the extent applicable, the Company has established and implemented, and each maintains, effective policies and procedures, including training programs, that ensure compliance by the Company with all applicable Anti-Bribery Law, Anti-Money Laundering Law, Antitrust Law and Economic Sanctions Law.

8.6

There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened by or against the Company before any court, arbitrator, regulator or other governmental body, in connection with any violation or alleged violation of any Anti-Bribery Law, Anti-Money Laundering Law, Antitrust Law or Economic Sanctions Law.

8.7

No fine or penalty or other type of disciplinary action has been imposed or to the Knowledge of the Sellers threatened to be imposed on the Company for any infringement of any Anti-Bribery Law, Anti-Money Laundering Law, Antitrust Law or Economic Sanctions Law.

8.8

Neither any of the Sellers, nor the Company, nor the Company has retained any intermediaries, representatives or other agents to act on their behalf in connection with the Business without first conducting an appropriate due diligence review with respect to such proposed intermediary, representative or other agent for the purpose of ensuring compliance with Anti-Bribery Laws and Anti-Money Laundering Law, rules and regulations.

9.	Licences
9.1

The Company does not have in place and does not require any regulatory and commercial licences, consents, permits and other authorities (the “Licences”) to operate the Business and the Company does not incur any expenditure or work under the applicable law to comply with, maintain or obtain the renewal of any Licence.

9.2

The direct or indirect change of control of the Company pursuant to the sale and purchase of the Company Shares will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence.

10.	Ownership of Assets, Facilities and Services
10.1

All assets used by the Company for or in connection with its Business, or which are required for the continuation of the Business both as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date of this Agreement are solely legally and beneficially owned and/or leased by the Company with good and full title, or are licensed to the Company under one of the Inbound IP Contracts or the Non-Exclusive Software Licences, and all rights attaching to them and are free from all Encumbrances.

10.2

All assets referred to in paragraph 10.1 are included in the Accounts, except for any asset acquired, sold, realised or applied in the ordinary course of business since the Accounts Date.  Each asset referred to in paragraph 10.1 capable of possession is in the possession of the Company.

10.3

The assets, facilities and services to which the Company has a contractual right include all the assets, facilities and services necessary for the operation of the Business in the same manner as it has been carried on during the twelve (12) months prior to the date of this Agreement..

11.	Finance Arrangements
11.1

The name and address of each bank with which the Company maintains a bank account together with complete and accurate details of each account and all authorities, mandates, standing orders and direct debits are listed in Data Room folder Project Rock – Zynga/ Due Diligence List / 1. P&L, Balance Sheet and Tax / L / i-ii.

11.2	The Company does not have any overdraft facilities and there is no any agreements or arrangements in respect of or providing for monies borrowed by the Company.
11.3

Other than with respect to ordinary course trade payables not in excess of US$ 100,000, there are no debts owing by the Company which are outstanding and due and remain unpaid. No demand or notice to repay has been received under, and to the Knowledge of the Sellers, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of the Company and no change in the direct or indirect control of the Company will or may result in such an event of default, early repayment or breach.

11.4

The Company has not lent nor agreed to lend any money when due which has not been repaid to it and there are no debts owing to the Company other than debts that have arisen in respect of trading and in the ordinary course of business.

11.5	No indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company or any Connected Persons of such a member.
12.	Grants and Allowances

The Company has not applied for or received any grant, subsidy or allowance from any governmental or other body save for those as listed in item 11 of the Disclosure Letter and Data Room folder Project Rock – Zynga/ Due Diligence List / PWC Tax DD/ Addition 2.7.2020/32.

13.	Powers of Attorney

The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf save for those as listed in item 12 of the Disclosure Letter and Data Room folder Project Rock – Zynga/ Due Diligence List / 11. Corporate Records and Organizational Information/ Power of Attorney.

14.	Insurance
14.1	A complete and accurate list of all insurance policies maintained by or covering the Company is listed in Data Room folder Project Rock – Zynga/ Due Diligence List / 3. Insurance.
14.2

All such insurance policies are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim and all premiums due and payable have been paid or contains any provisions as to change of control or ownership in respect of the insured.

14.3	Neither the Company nor any Seller has any individual insurance claims outstanding, under any of the policies.
15.	Insolvency
15.1

The Company is not insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due, and the assets of the Company exceeds its liabilities and no circumstances have arisen for technical insolvency (as defined under Article 376 of the Turkish Commercial Code), declaration of bankruptcy or opening of composition proceedings in respect of the Company.

15.2

No order has been made or resolution passed for the winding up of the Company and no provisional liquidator has been appointed in respect of any of them.  No petition has been presented or meeting convened for the purposes of winding up the Company and no step has been taken to initiate any process by or under which the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of the Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums.  The Company has not become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which could lead to the Company being dissolved and its assets being distributed.

15.3

No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of the Company or all or any of its assets and no steps have been taken to initiate any such appointment.  No analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of the Company.

16.	Intellectual Property

Registered Business IP Rights and Business Domain Names

16.1	Items listed in 13, 14 and 15 of the Disclosure Letter and Data Room folder Project Rock – Zynga/ Due Diligence List / 12. Intellectual Property and Related Matters accurately identify:
(a)	each Business Domain Name, and each Registered Business IP Right and each Business Social Media Account;
(b)	the jurisdiction in which each Registered Business IP Right has been granted, issued, registered or filed for, and the applicable application, registration or serial number;
(c)

any other person that has any rights or ownership interest in respect of the relevant Business Domain Name or any ownership interest in any Registered Business IP Right  and the nature of such rights or ownership interest; and

(d)

each Business Product that embodies, utilises or is based upon or derived from (or, with respect to new products, that is expected to embody, utilize or be based upon or derived from) a Registered Business IP Right.

16.2	The Sellers have provided to the Purchaser, complete and accurate copies of all applications, and other material documents related to each Business Domain Name and Registered Business IP Right.
16.3

Other than the persons disclosed under Schedule 4 Part 2 Clause 16.1(c) above, the Company is the sole and exclusive, legal and beneficial owner of all rights, title and interest in and to all Registered Business IP Rights and all Business Domain Names, in each case free from any and all Encumbrances.

16.4

All registration, renewal, maintenance and other official fees due in respect of all Business Domain Names and Registered Business IP Rights have been paid in full and on time, and all filings, payments, and other actions required to be made or taken to maintain each Registered Business IP Right and each Business Domain Name in full force and effect have been made by the applicable deadline. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in any Registered Business IP Right and any Business Domain Names have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

16.5

Other than the persons disclosed under Schedule 4 Part 2 Clause 16.1(c) above, the Company is the registered proprietor of, or registered applicant in respect of, all Registered Business IP Rights, and is registered with the relevant registry as the registrant of each Business Domain Name, and there has been no act or omission that would jeopardise the maintenance, prosecution, validity, subsistence or enforceability of any of the Registered Business IP Rights.

Business Software

16.6

Data Room folder Project Rock – Zynga/ Due Diligence List / 10. Technology Platform Partner / Games List (Including IOS-Android Platform Details), Project Rock – Zynga/ Due Diligence List / 10. Technology Platform Partner / Studios and Corresponding Games List and Project Rock – Zynga/ Due Diligence List / 12. Intellectual Property and Related Matters/Business Owned

Software List contains a complete and accurate list (by name and version number) of all Business Owned Software.
16.7

Save as disclosed in item 17 of the Disclosure Letter, the Company is the sole and unrestricted, legal and beneficial owner of all rights, title and interests to and in all items of the Business Owned Software, in each case free and clear of any Encumbrances.

16.8

The Company has in its possession or control a complete and correct copy of all Source Code for all Business Owned Software. The Source Code for all Business Owned Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyse, and interpret program logic, correct errors and improve, enhance, modify and support the Business Software.  No portion of any Source Code for any Business Software has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee.  The Company does not have a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Business Owned Software to any escrow agent or other person. To the Knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Business Owned Software to any other person.

16.9

Data Room folder Project Rock – Zynga/ Due Diligence List / 12. Intellectual Property and Related Matters/e/Software Licenses List contains a complete and accurate list of all Business Third Party Software.

16.10	Data Room folder Project Rock – Zynga/ Due Diligence List / 12. Intellectual Property and Related Matters/q/Open Sources Tool List accurately identifies and describes:
(a)

each item of Open Source Code that is contained in, linked to, distributed with, or used in the development of any Business Products or Business Owned Software or from which any part of any Business Product or Business Owned Software is derived;

(b)	the applicable license terms for each such item of Open Source Code;
(c)	the Business Product(s) or Business Owned Software to which each such item of Open Source Code relates; and
(d)	whether the Open Source Code is used, modified or distributed by the Company.
16.11	The Company has complied with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.
16.12	No Business Product or Business Owned Software contains, is derived from, is linked to, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:
(a)

impose, could impose, or purport to impose a requirement or condition as a condition of use, modification or distribution of such Open Source Code that the relevant Business Product or Business Owned Software or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge; or

(b)	otherwise impose or could impose any other limitation, restriction or condition on the right or ability of the Company to use or distribute any Business Product or Business Owned Software.

16.13	No Business Software contains any Harmful Code.

Business IP

16.14

Each person who is or was a Worker of the Company and who is or was involved in the creation or development of any Business Product or Business Materials has signed a valid, enforceable agreement containing an irrevocable assignment to the Company of all of Intellectual Property Rights pertaining to such Business Product or Business Materials and confidentiality provisions protecting such Business Product or Business Owned Materials.  No current or former stockholder or Worker of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Business Product, Business Owned Materials or Business Owned IP. To the Knowledge of the Sellers, no Worker of the Company is (i) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any contract with any former employer or other person concerning Intellectual Property Rights or confidentiality.

16.15

Save for those as listed in Data Room folder Project Rock-Zynga/Due Diligence List/PWC Tax DD/Addition 2.07.2020/32 and item 18 of  Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Product, Business Owned Materials or Business Owned IP.

16.16

The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information belonging to or held by the Company, or purported to be held by the Company as a trade secret or confidential information, or pertaining to any Business IP.

16.17

The Company has not assigned, exclusively licensed or otherwise transferred ownership of, or agreed to assign, exclusively license or otherwise transfer ownership of, any Intellectual Property Right to any person.

16.18

The Company is not, or has never been, a member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates the Company, or could require or obligate the Purchaser, to grant or offer to any other person any license or right to any Business IP or covenant not to sue another person based upon any Business IP.

16.19

The Company legally and beneficially owns or has valid and enforceable rights, licenses or permissions to use and, to the extent that the Company does any of the following in the Business and subject to the agreements Disclosed in Data Room folder/ Project Rock-Zynga/Due Diligence List/10. Technology Platform Partner/Studios and corresponding games, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, exclusively and non-exclusively license, and dispose of, all Intellectual Property Rights, including Business IP, needed to conduct the Business as currently conducted and as proposed to be conducted without giving effect to the transactions contemplated by this Agreement.  The Company does not require any Intellectual Property Rights other than the Intellectual Property Rights owned or licensed in by it in order to conduct its Business.

16.20

All of the Business Owned IP is valid, subsisting, and enforceable and, to the Knowledge of the Sellers, shall continue to be valid, subsisting and enforceable by the Company immediately after Closing. Without limiting the generality of the foregoing:

(a)

No trade mark (whether registered or unregistered) or trade name owned or applied for by the Company conflicts or interferes with any trade mark (whether registered or unregistered) or trade name owned or applied for by any other person and no third-party trade mark (whether registered or unregistered) or trade name used by the Company conflicts or interferes with any trade mark (whether registered or unregistered) or trade name owned, used, or applied for by any other person.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trade mark (whether registered or unregistered) owned, used, or applied for by the Company.  None of the goodwill associated with or inherent in any trade mark (whether registered or unregistered) in which the Company have or purports to have an ownership interest has been impaired.

(b)

Item 19 of the Disclosure Letter, accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 180 days after the date of this Agreement in order to maintain each item of Registered Business IP Right in full force and effect, including the payment of any registration fee, maintenance fee, renewal fee, annuity fee and Tax of the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Business IP Right.

(c)

Save for those as listed in item 20 of the Disclosure Letter and Data Room folder “Project Rock-Zynga/Due Diligence List/13. Litigation/List of Notices and Lawsuits”, no interference, opposition, reissue, re-examination, invalidation, revocation, or other action of any nature is or has been pending, in which the scope, validity, or enforceability of any Owned Business IP is being, has been, or could be expected to be contested or challenged, and neither the Sellers nor the Company has received notice of any such action and, to the Knowledge of the Sellers, no such action is threatened. To the Knowledge of the Sellers, there is no basis for a claim that any Owned Business IP is invalid or unenforceable.

16.21	Data Room folder Project Rock-Zynga/Due Diligence List/14. Material Agreements/Studio Contracts accurately identifies:
(a)

each contract, agreement or document pursuant to which any Intellectual Property Right is or has been sold, assigned, or otherwise conveyed or provided to the Company or pursuant to which the Company has licensed or otherwise received rights under or with respect to any Intellectual Property Right of a third party, (including contracts, agreements or documents containing covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property Rights owned or controlled by any third party) other than Non-Exclusive Software Licenses (collectively “Inbound IP Contracts”) whether the licenses or rights granted to the Company in each Inbound IP Contract are exclusive or non-exclusive;

(b)

the Intellectual Property Rights licensed, sold, assigned, or otherwise conveyed or provided to the Company under each Inbound IP Contract and the Business Product in which such Intellectual Property Right is used or incorporated; and

(c)

other than the royalty obligations disclosed under Schedule 4 Part 2 Clause 16.26 below and as listed in the Data Room folder Project Rock-Zynga/Due Diligence List/14. Material Agreements/Studio Contracts, no Inbound IP Contract imposes any ongoing material financial obligation on the Company or any successor entity. The consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents shall not result in the imposition of any financial or other obligations on the Company, Purchaser or its Subsidiary Undertakings under or in connection with any Inbound IP Contract that the Company would not otherwise have been required to pay or assume had this Agreement not been entered into.

16.22

Item 21 of the Disclosure Letter accurately identifies each contract, agreement or document pursuant to which any person has been granted any licence under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Business IP

(“Outbound IP Contracts”). Save for those contracts Disclosed in Data Room folder Project Rock-Zynga/Due Diligence List/14. Material Agreements/Studio Contracts, the Company is not bound by, and none of the Business IP is subject to, any contract containing any covenant or other provision that:

(a)	limits or restricts the ability of the Company to use, exploit, assert or enforce any Business IP anywhere in the world in any manner; or
(b)

obligates the Company to license any Business IP, or would cause the Purchaser or its Subsidiary Undertaking to be required to license, any Intellectual Property Rights owned or controlled by the Purchaser or its Subsidiary Undertaking, to any person.

16.23	The Sellers have provided to the Purchaser complete and accurate copies of all Inbound IP Contracts and all Outbound IP Contracts (together, the “IP Contracts”).
16.24

All IP Contracts are in full force and effect. Neither the Company nor any other party to any IP Contract is in breach of, or default under, any IP Contract, nor has any allegation of any breach, or default under, any IP Contract been made or received by any Seller or the Company. To the Knowledge of the Sellers, with the passage of time or the giving of notice, or both, could constitute a breach of, or default under, any IP Contract that would reasonable result in a material adverse effect. No notice of termination of any IP Contract has been served or received by any Seller or the Company, there are no grounds for the termination, rescission or repudiation of any IP Contract, and no allegation of any such grounds have been made or received by any Seller or the Company.

16.25

There are no royalties, fee, commissions or other amounts payable by the Company to any person (other than salaries paid to employees by the Company in accordance with the Company’s standard form of employee agreement, which has been provided to the Purchaser in Data Room folder Project Rock-Zynga/Due Diligence List/4. HR/c) upon or for the development, manufacture, sale, licensing, provision or distribution of any Business Product or the use of any of any Business IP save for those as listed in Data Room folder Project Rock-Zynga/Due Diligence List/14. Material Agreements/Studio Contracts.

16.26	The Sellers have provided to the Purchaser a complete and accurate copy of each form used by the Company at any time, of:
(a)	employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision;
(b)	professional services, outsourced development, consulting or independent contractor agreement containing any assignment or licence of Intellectual Property Rights or any confidentiality provision
(c)	confidentiality or non-disclosure agreement;
(d)	end user license agreement or “terms of service” or “terms of use” agreement;
(e)	developer agreement (including the game production cooperation agreement and the software launching service agreement); and
(f)	distributor, reseller or publisher agreement.
16.27

There is no contract in which an employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property Right incorporated into or used in connection with any Business Product or otherwise related to the Business.

16.28

Save for the asserted and potential claims listed in item 22 of the Disclosure Letter and Data Room folder Project Rock-Zynga/Due Diligence List/13. Litigation, no person has infringed, misappropriated or otherwise violated, and, no person is currently infringing, misappropriating or otherwise violating, any Business IP. Data Room folder Project Rock-Zynga/Due Diligence List/13. Litigation  accurately identifies (and the Sellers have provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Sellers or the Company regarding any actual, alleged, or suspected infringement, misappropriation or violation of any Business IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

16.29

The Company has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other person or engaged in unfair competition.  Without limiting the generality of the foregoing:

(a)

Subject to the claims identified in items 29 of the Disclosure Letter and Data Room folder Project Rock-Zynga/Due Diligence List/13. Litigation, all of which the Company denies, neither the conduct of the Business, nor any Business Product, Business Material, or method or process used in the manufacturing, distribution, or provision of any Business Software or Business Material has ever infringed, misappropriated, violated or otherwise made unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other person, nor is there a legitimate basis for any such claim;

(b)

No infringement, misappropriation, or similar claim or action is pending or, has been threatened in writing against any of the Sellers or the Company or against any person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or action save for those as listed in item 24 of the Disclosure Letter and Data Room folder Project Rock-Zynga/Due Diligence List/13. Litigation.  The Company has not received any written notice or other written communication (or oral notice or oral communication) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, the Business or any Business Product, of any Intellectual Property Rights of another person, including any letter or other communication suggesting that the Company are or were required to obtain a license to any Intellectual Property Right of another person save for those as listed in item 24 of the Disclosure Letter and Data Room folder Project Rock-Zynga/Due Diligence List/13. Litigation.

(c)

The Company is not bound by any contract to indemnify, defend, hold harmless, or reimburse any other person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim of Intellectual Property Right infringement, misappropriation, or similar claim.

(d)

To the Knowledge of the Sellers, no claim or action involving any Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or action that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Business Product or Business Software.

16.30

Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Business IP; (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IP Contract; (c) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other person; or (d) the grant, assignment, or transfer to any other person of any licence or other right or interest under, to, or in any Business IP or Intellectual Property Rights of the Purchaser or any Subsidiary Undertaking.
17.	Information Technology
17.1

Project Rock-Zynga/Due Diligence List/6. Information Technology/SK&SB Hareket Tablosu-Rollic Games-2020 contains a list and complete and accurate details of all Company IT Assets (except for those Company IT Assets that have already been listed in Clause 16.6, 16.9 and 16.10 above).

17.2

Project Rock-Zynga/Due Diligence List/6. Information Technology/SK&SB Hareket Tablosu-Rollic Games-2020 contains a list and complete and accurate details of all IT Contracts (except for those IT Contracts that have already been listed in Clause 16.21 above). The Sellers have provided the Purchaser with complete copies of all IT Contracts as in force at the date of this Agreement.

17.3

The Company is the sole and unrestricted, legal and beneficial owner and has direct control of the Company IT Assets or to the Knowledge of the Sellers is validly licensed or otherwise authorised to use the Company IT Assets under a valid and subsisting written IT Contract for at least twelve (12) months from the date of this Agreement, to the extent required for the continuance of the Business in the ordinary course. All Company IT Assets owned by the Company are free from any Encumbrance.

17.4

There have been no security breaches, breakdowns, malfunctions, failures, disruptions, impairments or other defects in any of the Company IT Assets, and no person has gained unauthorised access to any of the Company IT Assets or any Business Data stored on or processed by any of the Company IT Assets, and no Business Data stored on or processed by any of the Company IT Assets have been lost, damaged or corrupted or have been accessed, deleted, copied, used or modified without authorisation since the incorporation of the Company.

17.5

All Company IT Assets do not contain any Harmful Code or other software routines or hardware components that enable or assist any person to access without authorisation any Company IT Assets or Business Data.

17.6

All Company IT Assets have been regularly maintained by technically competent personnel, in accordance with legal requirements and standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation.

17.7	All Company IT Assets:
(a)	are in good working condition and are functioning properly and in accordance with their specifications and all applicable service levels set forth in the relevant IT Contracts; and
(b)	are fit for the purpose of effectively performing all information technology operations necessary to conduct the Business; and
(c)

the Company has taken all steps necessary, including the operation of appropriate archival, back-up, recovery and restoration plans, to ensure that in the event of a security breach, breakdown, malfunction, failure, disruption, impairment or other defect of any the Company IT Assets, the Business can continue to be conducted without material disruption or interruption and in any case within the period of time specified in any service level agreement between the Company and any of its customers.

17.8

All IT Contracts are in full force and effect. Neither the Company nor any other party to any IT Contract is in breach of, or default under, any IT Contract, nor has any allegation of any breach, or default under, any IT Contract been made or received by any Seller or the Company. To the Knowledge of the Sellers there are no events in place that, with the passage of time or the giving of notice, or both, could constitute a breach of or default under, any IT Contract that would reasonably result in a material adverse effect. No notice of termination of any IT Contract has been served or received by any Seller or the Company, there are no grounds for the termination, rescission or repudiation of any IT Contract, and no allegation of any such grounds have been made or received by any Seller or the Company.

17.9

Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare:  (a) a loss of, or Encumbrance on, any Company IT Asset; or (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IT Contract.

18.	Data Protection
18.1

The Company complies, and has at all times complied with, and conducted its business in compliance with, all Data Protection Laws and Privacy and Data Security Policies in all material respects, including:

(a)	complying with all data protection principles and legal requirements established under any Data Protection Laws;
(b)	honouring requests from Data Subjects to exercise their legal rights as required by Data Protection Laws; and
(c)	complying with all applicable requirements to notify, or register with, the relevant Authorities in relation to the Processing of Personal Data.
18.2	At no point since its incorporation has the Company engaged in any unauthorised or unlawful Processing of any Personal Data.
18.3	The Company has not received:
(a)	any written notice from any Authority alleging non-compliance with Data Protection Laws;
(b)

any other complaint from any person alleging that the Processing of Personal Data by, or on behalf of, the Company, is unlawful or inconsistent with any Privacy and Data Security Policies save for those as listed in item 25 of the Disclosure Letter;

(c)

any notice or request sent from, or on behalf of, any Data Subject, in writing or otherwise, requesting it to amend, rectify or erase any Personal Data or to cease Processing any Personal Data save for those as listed in item 26 of the Disclosure Letter; or

(d)

any notice of any claim, compensation or legal action brought by, or on behalf of, any person in respect of any breach of any rights or obligations under Data Protection Laws, or any contract entered into which requires compliance with Data Protection Laws or the Processing of Personal Data; or

(e)	any notice of any actual or suspected Personal Data Breach regarding any Personal Data Processed by, or on behalf of, the Company,

and to the Knowledge of the Sellers, the Company has no reason to believe that any such notice or complaint is likely to be received.

18.4	In each instance in which the Company has engaged a Processor to Process Personal Data for the Company:
(a)	the Company has initiated necessary proceedings to ensure that such Processor has provided sufficient written guarantees confirming that:
(i)	such Processor has only Processed the relevant Personal Data in accordance with the documented instructions of the Company;
(ii)

such Processor has complied with, and when requested has made available to the Company all information necessary to demonstrate such Processor's compliance with, all applicable Data Protection Laws in the Processing of the relevant Personal Data;

(iii)

such Processor has not received any notice or request from or on behalf on any Data Subject, in writing or otherwise, requiring it to amend, erase, destruct or anonymize or to cease Processing any relevant Personal Data that the Processor has not forwarded to the Company;

(iv)

such Processor has implemented appropriate the technical and organisational security measures to provide data security and prevent unauthorised or unlawful Processing of relevant Personal Data and protect against accidental loss or destruction of, or damage to any Personal Data Processed by the Company or the Processor and ensured a level security to the risk represented by the Processing and the nature of the relevant Personal Data to be protected and not received any data breach notification whatsoever;

(b)	the Company has:
(i)	carried out appropriate due diligence to confirm such Processor’s compliance with the guarantees described in Clause 18.1(a) above; and
(ii)	initiated necessary proceedings to have an appropriate and enforceable written contract with the Processor, in accordance with the requirements of applicable Data Protection Laws.
18.5

The Company has not transferred, nor has instructed or permitted any Processor to transfer, any relevant Personal Data to any recipient located outside the European Economic Area, the United Kingdom, USA and Turkey, except in accordance with all applicable Data Protection Laws.

18.6

The Company has not accessed nor stored any information on a Data Subject device without first providing the Data Subject with clear and comprehensive information about the access or storage and obtaining their consent as required by applicable Data Protection Laws, except where such access or storage was necessary to provide a service explicitly requested by the Data Subject or for the sole purpose of a transmission across a network.

18.7

The Company does not have any activities  under applicable Data Protection Laws for the direct marketing of its (and any third party) products and services to Data Subjects (including by e-mail, SMS and through in-app and other digital advertising).

18.8	The Company has in place, and has at all times since its incorporation maintained in all material respects:
(a)	appropriate Privacy and Data Security Policies governing the lawful Processing of Personal Data by the Company and its Processors; and
(b)	appropriate, and regularly refreshed, training for all relevant employees and other personnel, contractors or Processors who Process Personal Data for or on behalf of the Company.

18.9

Data Room folder Data Room Folder Project Rock – Zynga/ Due Diligence List / 14. Material Agreements, 15. User Data Privacy and 16. General Data Protection Regulation (GDPR) contains complete and accurate copies of:

(a)	all current registrations or notifications materially required in respect of the Company under any Data Protection Laws;
(b)	all Privacy and Data Security Policies currently in force, or in force at any point since the Company’s incorporation;
(c)	all documentation required materially under Data Protection Laws, including any records of processing, data protection impact assessments and records of consent;
(d)	all contracts or agreements between the Company and any Processor and/or Controller, including without limitation contracts for data sharing, data storage, servers, and analytics services; and
(e)

all agreements, undertakings or records of adequacy determinations, relating to the transfer of Personal Data to any recipient outside the European Economic Area, the United Kingdom and Turkey, and all certifications to and schemes permitting the lawful transfer of Personal Data to such recipients.

18.10

Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents), including the Company’s Processing of Personal Data in connection with the Transaction Documents, will result in any violation of any applicable Data Protection Laws.

18.11

The Company and each Business Product is and has always been in compliance with all contracts, “terms of service,” “terms of use,” or similar arrangements related to the operation of the Business of each of the Company, including contracts relating to the platforms on which Business Products are currently utilized.  There has been no breach of any “terms of service” or “terms of use” agreement of the Company by any user.

Business Products

18.12

Data Room folder Project Rock-Zynga/Due Diligence List/10. Technology Platform Partner/ Games List (Including IOS-Android Platform Details) and Project Rock-Zynga/Due Diligence List/10. Technology Platform Partner/ Studios and corresponding games contains a complete and accurate list of all Business Products. Data Room folder Project Rock-Zynga/Due Diligence List/10. Technology Platform Partner/ Games List (Including IOS-Android Platform Details) and Project Rock-Zynga/Due Diligence List/10. Technology Platform Partner/ Studios and corresponding games  sets forth, for each Business Product, (i) a list of all contracts (including all development, copyright, trade mark license, technology license, publication, distribution or other contract) relating to each Business Product; (ii) whether the Business Product is to be or has been developed internally (i.e., exclusively by employees of any of the Sellers) or externally (i.e., including one or more independent contractors) and a list of the contracts with such external developers or independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such Business Product; (iv) a list of the third parties with distribution or publication rights; and (x) the devices and platforms supported by such Business Product, if such Business Product is a game.

18.13	Save for those as listed in item 17 of the Disclosure Letter, there are no publishing or distribution rights in respect of any of the Business Products that are solely owned by the Company.
18.14

Item 27 as listed in the Disclosure Letter and Data Room folder Project Rock-Zynga/Due Diligence List/1. P&L, Balance Sheet and Tax/a/i/2020 Monthly&YTD-Act-Rollic Games-June” sets forth for each Business Product, the following: (i) a summary of sales or license receipts by all sales and licenses, through the date of the most recent balance sheet and (ii) any advances against royalties made or guarantees owed, with respect to such Business Product.
18.15

No external developer of any Business Products which account for five per cent. (5%) or more by value of the Company’s annual sales, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its relationship with the Company.

18.16	There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the use, enjoyment or otherwise of any Business Products by any person under the age of 18.
18.17

There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened by or against the Company before any court, arbitrator, regulator (e.g. the Federal Trade Commission, the Children’s Advertising Review Unit or otherwise) or other governmental body, in connection with the use, enjoyment or otherwise of any Business Products by any person under the age of 18 (the “Minors”).

18.18	The Group does not advertise the Business Products on any websites, applications or other media directed towards Minors or which could be reasonably regarded as addressed to Minors.
18.19

The Company does not produce, develop or incorporate in any Business Products any features, applications or otherwise, directed to, or for the purposes of attracting the attention of, Minors (e.g. a “kid’s club” or otherwise).

19.	Real Estate
19.1	The Company does not own or hold any ownership interest or similar in any property.
19.2

The information listed in Data Room Folder Data Room Folder Project Rock – Zynga/ Due Diligence List / 2. Facilities, Properties, and Leases sets forth a true and complete list of each lease or other Contract under which of the Company is the lessee of, or holds or operates, any Properties owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.

19.3

All of the Properties have been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each of the Properties are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which it is being put.  All of the Properties are in all material respects in the condition required of such property by the terms of the lease applicable thereto.

19.4

Other than in relation to the Properties, the Company is not actually or contingently liable in relation to any existing or previously owned, leased, licenced or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such real estate).

19.5

All rents and outgoings, fees and other payments due to all applicable authorities have been paid up‑to‑date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due in respect of the Properties.

19.6

There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use including any dispute or notice from any landlord, notice of eviction request from any landlord or governmental or administrative authority.

19.7	The Properties are free from any Encumbrances as security for indebtedness.

19.8

To the Knowledge of the Sellers, there are no reasons to expect that material expenditure will be incurred in respect of the Properties (including material repairs/dilapidations costs and service charges).

19.9

All material covenants, conditions and agreements contained in any lease of any Properties, on the part of the landlord and the tenant, to the Knowledge of the Sellers, have been complied with and no notice of breach of any of the tenant’s obligations under any such lease has been received from the landlord by the Company and there has been no refusal to accept rent, nor are there any circumstances rendering any of the foregoing likely.

19.10	None of the leases or occupation agreements relating to the Properties can be terminated or amended upon a change in the direct or indirect ownership or control of the Company.
19.11	No rent reviews and/or rent adjustments under any leases of the Properties are currently outstanding or in process.
20.	Employment
20.1

Complete and accurate particulars of the terms of employment or engagement of all Key Employees, the Employee Sellers and template contracts under which all other current Workers are employed or engaged are contained in Data Room Folder Data Room Folder Project Rock – Zynga/ Due Diligence List / 4. HR / c / Employee Agreements.

20.2

Complete and accurate details of the Employee Sellers, current Worker and each Key Employee and the principal terms of their employment or engagement, including their names, job titles, dates of commencement of employment or engagement, type of contract (whether full or part-time or other),  type of the worker (self-employed contractor, consultant or employee), dates of birth, notice periods, location where the services are provided (including city and country), all remuneration and other benefits actually provided or which the Company is bound to provide (including participation in all profit sharing, incentive, bonus, (performance and/or target based bonus, transaction bonus or otherwise), commission, severance, change in control, share option or other equity compensation, medical, permanent health insurance, long term disability insurance, life insurance, directors’ and officers’ insurance, redundancy and other benefit schemes, arrangements and understandings (the “Schemes”), are contained in Data Room Folder Project Rock – Zynga/ Due Diligence List / 4. HR / c / Severance Pay Rollic Games.

20.3

Complete and accurate copies of all the standard terms and conditions, staff handbooks and policies which apply to the Employee Sellers, the Workers excluding consultants and self-employed contractors and the Key Employees (as applicable) are contained in Data Room Folder Project Rock – Zynga/ Due Diligence List / 4. HR / Employee handbooks.

20.4

The persons treated by the Company for taxation and social security purposes as employees correctly include all persons who should be so treated, and a complete and accurate list of all such persons is contained in Data Room folder Data Room Folder Project Rock – Zynga/ Due Diligence List / 4. HR / c / Severance Pay Rollic Games.

20.5

The Schemes have at all times been established, operated, administered, and registered (where required) in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority, in relation to them, have been so filed. With respect to the Schemes (i) all contributions required to have been made by the Company have been made, (ii) there are no actions, suits or claims pending or threatened that are material to the Company taken as a whole other than routine claims for benefits, including any audit or investigation by any Governmental Authority, and (iii) there have been no transactions that would result in liability to the Company. The Company has timely made in all respects the contributions required to be made by them with respect to the Workers to any plan that is sponsored by or to which contributions are mandated by any Governmental Authority.

20.6

No Scheme is, and the Company does not, sponsor, maintain, contribute to, or have any obligation or liability to contribute to, any multiemployer pension plan.  No Scheme is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of a retirement or redundancy. No Scheme provides for post-employment or retiree welfare benefits, except as required by applicable law. None of the Schemes obligate the Company to provide a current or former Worker (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company other than as required by applicable law.

20.7

There are no terms and conditions in any contract with the Employee Sellers, any Worker and any Key Employee and no commitment has been made (whether or not legally binding) to any Worker, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such Worker to terminate his/her employment or engagement will be triggered, as a direct consequence of the Closing of the transaction contemplated by this Agreement.

20.8

All Workers, Key Employees and the Employee Sellers in the relevant jurisdiction of the Company, when applicable, are legally entitled to work in, and have complied with the local asylum and immigration requirements in the relevant jurisdiction.

20.9

The Company has been and is currently in compliance with all applicable labour, employment, Tax, social security, health, hygiene and work safety, and welfare laws in the relevant jurisdiction, and each of their own policies, handbooks and internal regulations, including but not limited to applicable laws with respect to wages, hours (including overtime payments), meal and rest breaks, vacation, equal opportunity, collective bargaining, layoffs, plant closings, data privacy, immigration compliance, termination of employment, non-discrimination, harassment or retaliation in employment, terms and conditions of employment, tax withholding and payment of social security and similar Taxes, worker classification (including the proper classification of service providers as independent contractors and consultants and classification of employees for wage and hour purposes), workers' compensation, and occupational safety and health and employment practices in all material respects. The Company has: (a) timely made all filings, declared full payments and taken all actions required to be made or taken under applicable labour, social security, health, hygiene, work safety and safety, and welfare laws and regulations; and (b) has fully and timely paid all labour, social security and welfare charges, contributions, premiums, duties, Taxes and any related payments due under such laws and regulations. Save for those as listed in item Data Room folder Project Rock – Zynga / Due Diligence List / 13. Litigation, there are currently no administrative charges, court complaints, audits, or other claims pending or threatened against the Company, and the Company has not received any written complaint or claim with respect to any applicable labour, employment, social security, health, hygiene, work safety and safety and welfare laws in relation to any Worker of the Company.

20.10

The Company has duly and timely declared and paid to the Workers all accrued legal and contractual rights and entitlements together with all related payments to the applicable Governmental Authority, including but not limited to salaries, wages, fees and other salary related payments and benefits, various related social and retirement contributions, holiday pay, overtime pay, bonuses, premiums, payments for national, general or weekly holidays and applicable indemnities of any kind whatsoever, including severance and notice pay of the Workers, Key Employees and the Employee Sellers.

20.11

The terms of employment or engagement of all current Workers, Key Employees and the Employee Sellers are such that their employment or engagement may be terminated in accordance with applicable law by providing the minimum statutory notice and termination payments, if any, without liability for any additional contractual payments or compensation or damages.

20.12

Since the Accounts Date the Company has not made, announced or proposed any material changes to the compensation or benefits of or any bonus to any Workers, Key Employees and the Employee Sellers and the Company is not under any express or implied obligation to make any such changes with or without retrospective operation.

20.13

There are no amounts owing from, or agreed to be loaned or advanced by the Company to, any Workers, Key Employees and the Employee Sellers (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses) save for those as listed in item 30 of the Disclosure Letter.

20.14	There is no disciplinary and grievance matters.
20.15

Since the Accounts Date, no Worker, Key Employees or Employee Seller has given or received notice to terminate his/her employment or engagement. Within the three (3) years preceding the date hereof, the Company has not implemented any mass layoffs or collective dismissals.

20.16

There are no Workers, Employee Sellers or Key Employees who are on secondment, career break, maternity, paternity, adoption, long term sick leave due to ill health or disability, or leave for any other reason (excluding normal holiday leave).

20.17	Neither the Employee Sellers nor the Key Employees are bound by any non‑compete agreements with third parties that may affect their working conditions or the business of the Company.
20.18

There are no outstanding offers of employment or engagement by the Company to any person who would become a current Worker and no person has accepted such an offer but not yet taken up the position accepted.

20.19	To the Knowledge of the Sellers, there are no indemnities in place by the Company for the benefit of the Company’s directors in respect of third party proceedings.
20.20

Full details of all severance payments and awards for compensation or orders for reinstatement or reengagement made against the Company in respect of current or past Workers, Key Employees and the Employee Sellers in the last two (2) years are listed in Data Room folder Project Rock-Zynga/Due Diligence List/4. HR/f/Severance Payment and in item 31 of the Disclosure Letter.

20.21

Complete and accurate details are contained in Data Room folder Project Rock-Zynga/Due Diligence List/4. HR/f/Severance Payment  of any redundancy payment which the Company has made in excess of the statutory redundancy entitlement to any Worker, Key Employees and the Employee Sellers or former Worker in the last three (3) years, and there is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy.

20.22

All salaries, wages and fees and other benefits of all Workers, Key Employees and the Employee Sellers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

20.23

The Company is not nor has at any time been recognised by any trade union, works council, whether national or cross-border, staff association or other bodies for the purposes of representing any Workers, Key Employees and the Employee Sellers (collectively “Employee Representatives”) nor has the Company or any other person received or made any requests or proposals to establish any such body within the last three (3) years. There is no collective bargaining agreement concerning any Employee Representatives. There are no Employee Representatives which, pursuant to applicable law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

20.24

Within the three (3) years preceding the date hereof the Company has not been engaged or involved in any trade dispute with any of the Worker’s, Key Employee’s or the Employee Sellers’s Employee Representative (as applicable) and no event has occurred which could or might give rise to any such dispute and no industrial action involving Workers, Key Employees or the Employee Sellers, official or unofficial, is now occurring or to the Sellers’ Knowledge, threatened. Within the three (3) years preceding the date hereto, the Company has not experienced any strikes, work stoppage, picketing, slowdowns, employee grievance process or other material labor disputes and no such disputes are underway or threatened.

20.25

No past or present Worker or Key Employee or Employee Seller has any claim or right of action, either actual or which can reasonably be anticipated, against the Company save for those as listed in the Data Room folder Project Rock – Zynga / Due Diligence List / 13. Litigation and in item 32 of the Disclosure Letter.

20.26

There are no terms or conditions under which any of the Employee Sellers, any Worker or any of the Key Employees is employed or engaged or was previously employed or engaged, nor has anything occurred or not occurred, that may give rise to any claim for discrimination on the grounds of sex, sexual orientation, marital status, gender reassignment, pregnancy and maternity, race, nationality or ethnicity, religion or belief, disability or age or for equal pay or treatment whether by such Employee Seller or such Worker, Key Employee or a prospective Worker or otherwise.

20.27

There are no health and safety policies and procedures, complaints, recommendations, investigations nor claims relating to health and safety issues made or carried out in the last three (3) years and affecting the Company and its Workers, Key Employees and Employee Sellers.

20.28

The Company has complied in all material respects with all relevant and applicable provisions of treaties, directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers, Key Employees and Employee Sellers or the relations between the Company and anybody representing Workers, Key Employees and Employee Sellers.

20.29	The Company has not within the eighteen (18) months preceding the date hereof entered into any agreement which involved or may involve the automatic transfer of staff by operation of law.
20.30

The Company has not outsourced the management or operation of its business or any part thereof to a service provider such that the employees of the relevant service provider would be considered as the employees of the Company or there may be an automatic transfer of staff by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

21.	Pensions

For the purposes of this paragraph 21, the following expressions shall have the following meanings:

“Defined Contribution Plan” means a plan that provides for an individual account for each participant and for Pension Benefits based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account;

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances; and

“Worker” means a current or former employee or a current or former director or other officer of the Company.

21.1

There are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which the Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of a Worker, Key Employee or Employee Seller or any of their dependants (the “Plans”) and no undertaking or assurance (whether written or oral) has been given by the Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits.

21.2	Only eighteen (18) employees of the Company are included in the compulsory individual pension plan by the Company.
21.3

There are not outstanding contributions, costs (including levies) or expenses payable by the Company in respect of any Plans and the Company has no monetary obligations (including actuarial, consultancy, legal or other fees) to or in respect of any Plans.

21.4

No claim has been made or threatened against the Company or the trustees or administrators of any Plans, and the Company is not nor may be liable to indemnify or compensate, in connection with any Plans (other than routine claims for benefits), nor are there any circumstances which may give rise to any such claim.

22.	Competition
22.1

The Company is not nor has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not written or legally binding) or course of conduct which:

(a)	is or was in breach of any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;
(b)

is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(c)

is or has been the subject of any complaint, proceedings, or threat of complaint or proceedings, by any third party concerning any competition or similar legislation of any jurisdiction in which the Business is or has been carried on since the incorporation of the Company;

(d)

is or has been the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Business is or has been carried on since the incorporation of the Company;

(e)

is or was otherwise registrable, notifiable, unenforceable or void or which renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

22.2

The Company has not given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against the Company, or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which the Company is permitted to conduct any of the Business.

22.3

The Company has not received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

23.	Taxation
23.1

All liabilities of the Company for Tax as at the Accounts Date are fully provided for in the Managements Accounts and all Tax for which the Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and the Company has made all such withholdings, deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained. The amount of the provision for deferred Tax in respect of the Company contained in the Managements Accounts was, at the Accounts Date, fully in accordance with generally accepted accountancy practices.

23.2

The Company has kept and maintained complete, accurate and up to date records, invoices and all other information in relation to Tax, which it is required to maintain, in accordance with applicable requirements. Such records, invoices and information form part of tax accounting arrangements that enable the tax liabilities of the Company to be calculated accurately in all respects.

23.3	No Tax Authority has agreed to operate a special arrangement (being an arrangement not based on a strict application of the relevant legislation) in relation to the Tax affairs of the Company.
23.4

The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. To the Knowledge of the Sellers, no such claims, disclaimers or elections are likely to be disputed or withdrawn.

23.5	Proper records have been maintained, and all applicable regulations have been complied with, in relation to all deductions and withholdings in respect of Tax.
23.6

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible.

23.7

The Company is not involved in any dispute in relation to Tax with any Tax Authority and to the Knowledge of the Sellers, there are no circumstances existing which make it likely that such a dispute will arise.

23.8

The Company has not received any notice from any Tax Authority which required or will or may require the Company to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

23.9	Since the Accounts Date, the Company has not made or incurred any obligation to make:
(a)

a payment of a revenue nature which will not be deductible (except for non-deductible expenses described in Turkish Tax Laws) in computing trading profits for the purposes of any Tax for which the Company is liable by reference to income;

(b)

a payment of a capital nature other than any such payment or obligation made or incurred in respect of the acquisition of capital assets in the ordinary course of business of the Company which are used for the purposes of the business of the Company as carried on at the Accounts Date.

23.10

The Company has properly completed and timely filed all Tax Returns required to be filed by it prior to closing, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in compliance with any applicable law. There is no claim for Taxes that has resulted in an Encumbrance against the Company.

23.11

The Company has delivered to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.

23.12

The Company has not since its incorporation paid or become liable to pay, nor, to the Knowledge of the Sellers, are there any circumstances by virtue of which the Company is likely to become liable to pay any penalty, fine, surcharge or interest in connection with any Tax.

23.13

The amount of Tax chargeable on the Company during any accounting period since its incorporation has not depended on any concessions, agreements or other formal or informal arrangements with any Tax Authority.

23.14

The Company has not since its incorporation been the subject of an investigation, audit or visit by or involving any Tax Authority and, to the Knowledge of the Sellers, there are no circumstances existing which make it likely that such an investigation, audit, or visit will be made.

23.15

The Company is not, nor to the Knowledge of the Sellers could it become, liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by the Company.

23.16

The Company has not at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by any applicable law to be specifically disclosed to a Tax Authority or a main or dominant purpose or object of which was the avoidance or deferral of or the obtaining of a reduction in or other advantage in respect of a liability to Tax.

23.17

The Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant value added or turnover tax applicable in any relevant jurisdiction and has never been treated as a member of a group for such value added or turnover tax.

23.18

The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax or any kind of indirect tax in any relevant jurisdiction.

23.19	The Company is resident for Taxation purposes solely in the jurisdiction in which it is incorporated and the Company is not nor has ever been liable for Tax in any other jurisdiction.
23.20

The Company has never been treated for Tax purposes as having a permanent establishment in any jurisdiction outside its jurisdiction of incorporation and, has not been liable to Tax in any jurisdiction other than its jurisdiction of incorporation.

23.21

To the Knowledge of the Sellers, the Company has complied with all transfer pricing legislation applicable to it. All related party transactions to which the Company is a party and have been (i) disclosed, (ii) are carried out on a fully arm’s length terms for transfer pricing purposes and transfer pricing documentation, which the Company is obliged to generate, (iii) have no negative Tax implications, and (iv) have been kept and are available for inspection at the premises of the Company. There has not been and currently there is no audit, examination, or inquiry, and the Company is not aware of any audit, examination, or inquiry, from any Tax Authority with respect to the transfer pricing of the Company.

23.22

To the Knowledge of the Sellers, all documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty or other transfer Taxes have been duly stamped or otherwise paid.

23.23	To the Knowledge of the Sellers, neither the entering into this Agreement nor Closing will result in the withdrawal of any relief from Tax granted on or before Closing which will affect the Company.
23.24

To the Knowledge of the Sellers, the Company has complied with all conditions to benefit from the provisions of any double tax treaty including but not limited to obtaining the tax residency certificate of the counterparty.

23.25

To the Knowledge of the Sellers, the Company has properly calculated and recorded in their respective accounting records, financial statements, statutory accounts and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all non-Tax-deductible expenses and Tax-exempt income.

23.26

No transaction in respect of which any consent, ruling, confirmation or clearance (each a “Ruling”) was required or sought from any Tax Authority has been entered into or carried out by the Company without such Ruling having first been properly obtained. All information supplied to any Tax Authority in connection with any such Ruling fully and accurately disclosed all facts and circumstances material to the giving of such Ruling. Any transaction for which such Ruling was obtained has been carried out only in accordance with the terms of such Ruling and the application on which the Ruling was based and at a time when such Ruling was valid and effective. No facts or circumstances have arisen since any such Ruling was obtained which would cause the Ruling to become invalid or ineffective.

23.27

To the extent that the Company has used any Tax amnesty available under any applicable law, all applicable conditions and requirements to which the benefit of such amnesty is subject have been duly satisfied, any required payments have been made in full on their due dates, and there are no overdue payments required to be made by the Company in connection with such Tax amnesty.

23.28

To the Knowledge of the Sellers, the Company has fulfilled all of its obligations with regards to any Tax exemption it has applied or benefited from, complies and has complied with any and all conditions imposed under Turkish law or by any Governmental Authority in connection with such Tax exemption.

23.29

To the Knowledge of the Sellers, the Company is in compliance, in all respects, with its obligations under Turkish law in respect of VAT. All VAT, import duty, resource utilization support fund, special consumption Tax and other Taxes or charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, owned or used by the Company have been paid.

23.30	All personal income tax obligations and social security contributions relating to employee benefits have been calculated, filed and paid in accordance with Turkish Law in relation to Tax.
23.31

To the Knowledge of the Sellers, the Company is in compliance with any applicable law with regards to Tax incentives (including but not limited to research and development related incentives) and attributes benefited from or available as of closing in all material respects.

23.32	The Company has not filed an entity classification election under Treasury Regulation Section 301.7701-3(c).
23.33

The Company is not nor has been (i) a “controlled foreign corporation” within the meaning of section 957(a) of the Code or (ii) a “passive foreign investment company” within the meaning of section 1297(a) of Code.

23.34

The Company is not nor has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a “domestic corporation” under Section 7874(b) of the Code.

23.35	The Company is not nor has been engaged in the conduct of a “trade or business within the United States” within the meaning of sections 864(b) or 882(a) of the Code.
23.36	The Company does not own any “United States real property interest” within the meaning of section 897(c) of the Code nor has filed an election under section 897(i) of the Code.

Schedule 5

Sellers’ Limitations on Liability

1.	Limitations on Quantum
1.1	The liability of the Sellers in respect of any Warranty Claim:
(a)

in relation to any Operational Warranty Claim, shall not arise unless and until the aggregate amount of any such Claims exceeds US$[***], in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess provided that all liabilities or aggregate liabilities in respect of any Operational Warranty Claim, shall not exceed the Escrow Amount; and

(b)

in relation to any Fundamental Warranty Claim made against a particular Seller and in respect of all liabilities or aggregate liabilities in respect of any Warranty Claim, shall not exceed the amount of the Total Purchase Consideration actually received by such Seller at the time the relevant claim is made, including for these purposes cash paid on the Closing pursuant to Clause 4 (Consideration) to such Seller, the Escrow Amount allocated to such Seller and any amount paid in cash on the Step-In Closing and on the Step-In Deferred Payment Date, on the basis that the maximum aggregate liability of any Seller in respect of all such claims shall not exceed its Pro Rata Portion of the Total Purchase Consideration actually received by the Seller.

For the purposes of this paragraph (b), the term “Claims” shall mean Claims in respect of which liability is admitted by the Sellers or which have been decided upon by a Court of competent jurisdiction with all rights of appeal having been exhausted.

1.2

In respect of a claim against the Sellers under this Agreement for breach of any of the Warranties or to satisfy any claims under the Tax Covenant or any claim pursuant to Clause 14, the Purchaser shall be entitled to claim and deduct the entire amount of such claim from the entire Escrow Amount first in accordance with procedures set out in Schedule 8 (Escrow Account) without imposing any obligation or responsibility on the Purchaser as to distribution of the monies released from the Escrow Account among the Sellers.

1.3

To the extent that the Purchaser shall be entitled to recover an amount greater than the Escrow Amount in respect of such a claim, or the Escrow Amount is insufficient to cover the Losses of the Purchaser in respect of such a claim, the Purchaser shall be entitled in accordance with Clause 28 (Payments) to claim and deduct the amount of such claim (or the outstanding amount of such claim, as applicable) from the respective Seller directly, including by setting-off or deferring any payments due to the Sellers on the Step-In Closing and on the Step-In Deferred Payment Date under this Agreement against the Step-In Consideration.

2.	Time Limits

The Sellers shall not be liable in respect of any Warranty Claim (other than a Tax Warranty Claim) unless written notice of the matter giving rise to the Claim setting out reasonable details of the Claim and so far as then known to the Purchaser is given by or on behalf of the Purchaser to the Sellers or the Sellers’ Representative:

2.1	in the case of a Fundamental Warranty Claim by no later than three (3) years from the Closing Date;
2.2	in the case of an Operational Warranty Claim by no later than twenty four (24) months from the Closing Date; and

provided that any such Claim (other than a Tax Claim) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice being given to the Sellers or to the Sellers’ Representative, except that the Seller shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability, save that the fact that the liability may not become an actual liability by the relevant date in this paragraph 2 of this Schedule 5 shall not exonerate or release any of the Sellers from liability in respect of any Claim properly notified before that date.

3.	Conduct of Claims
3.1

If any member of the Purchaser’s Group becomes aware of any claim or potential claim against it by another person (a “Third Party Claim”) which is reasonably likely to lead to a Claim (other than a Tax Claim), the Purchaser shall:

(a)

notify the Sellers’ Representative of such event not later than (i) 2 (two) Business Days after the Purchaser or the Company, as the case may be, has received a payment order (ödeme emri) or a precautionary attachment (ihtiyati haciz) issued through a competent execution office in Turkey and (ii) as soon as reasonably practicable (if a statutory time period is required under the Applicable Law to challenge a claim before the respective judicial or administrative authorities, the Purchaser shall take into consideration the statutory time period to challenge such event and shall ensure that the Sellers have reasonable time to challenge such event after the receipt of its notice) after any other third party claim has been notified to the Purchaser or the Company in writing

(b)	make no admission of liability or settle or compromise the Third Party Claim without prior consultation with the Sellers’ Representative; and
(c)

for the duration of the Third Party Claim provide the Sellers’ Representative and its respective Agents with such information relating to the Third Party Claim as they may reasonably request (including reasonable access to premises and personnel on reasonable notice).

(d)

subject to maintaining legal privilege and any applicable confidentiality restrictions, allow the Sellers’ Representative and its advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

(e)	consult in good faith with the Sellers’ Representative as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;
(f)

subject to the Sellers accepting liability for breach under the relevant Third Party Claim, take such action, at the written request of the Sellers’ Representative, as the Sellers may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim, except where, in the reasonable opinion of the Purchaser, the taking of such action would have an adverse effect on the goodwill, reputation and/or global studio and business operations of the Purchaser and subject, in each case, to the Purchaser being indemnified to its reasonable satisfaction by the Sellers in respect of all reasonable out-of-pocket costs, expenses and underlying liability (including, without limitation, any legal costs) which may thereby be incurred by the Purchaser.

4.	No Double Recovery

The Purchaser shall be entitled to bring more than one Claim arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage or deficiency, irrespective of whether it gives rise to more than one Claim.

5.	Exclusion of Sellers’ Limitations

Nothing in this Schedule 5 applies to a Claim that arises or is delayed as a result of fraud, intentional misrepresentation or wilful breach by any of the Sellers or any of their respective Agents, in which case the liability of the Sellers is uncapped.

6.	Changes on and/or after Closing

The Sellers shall not be liable for any Claim (other than a Tax Claim) if it arises, or if and to the extent it is increased or extended by:

(a)	any change to legislation, any increase in rates of Taxation or any change in the published practice of a revenue authority, in each case made on and/or after Completion with retrospective effect;
(b)	any change in the accounting reference date of the Purchaser or the Company made on and/or after Closing; or
(c)

any change in any accounting policy or practice of the Company made on and/or after Closing, save where such change is required to conform such policy or practice with law or generally accepted United Kingdom or Turkish accounting policies, principles, practices and conventions or where such change is necessary to correct an improper policy or practice..

7.	Remediable breaches

The Sellers shall not be liable for any Claim (other than a Tax Claim) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by, or at the sole expense of the Sellers within 20 days of the date on which written notice of such Claim is given to the Sellers.

8.	Unascertainable claims

The Sellers shall not be liable for any Claim (other than a Tax Claim) which arises by reason of a liability which, at the time when written notice of the Claim is given to the Sellers, is contingent only or is otherwise not capable of being quantified and the Sellers shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

9.	Reimbursement of Claims

If, after any Sellers has made any payment in respect of a Claim (other than a Tax Claim), the Purchaser recovers from a third party a cash sum which is referable to that payment (the "Recovery Amount"), then the Purchaser shall forthwith repay (or procure the repayment of) to the relevant Sellers so much of the Recovery Amount less all costs, charges and expenses incurred in making such recovery.

10.	Reduction in Consideration

Any amount paid by the Sellers in respect of any Claim or Tax Claim or under Clauses 12, 13 and 14 of this Agreement shall (so far as it is lawful so to do) be treated as a reduction in the consideration paid to the Sellers under this Agreement.

11.	Other Limitations
(a)

Without prejudice to the limitations set out in this Schedule, each Seller’s liability in relation to a Claim shall be limited to the Seller’s Pro Rata Portion of the total value of such Claim and the Purchaser shall be entitled to recover from any of the Sellers such

Seller’s Pro Rata Portion of the total value of such Claim without imposing any obligation or responsibility on the Purchaser to recover against all Sellers.
(b)

The Purchaser shall not and shall cause the Company not to initiate (save in respect of fraud, dishonesty or criminal matters) any claim, action or proceedings against the members of the board with respect to any action taken by the board or matter occurring on or before Closing in their capacity as representatives of the board (but excluding any other capacity, including, for the avoidance of doubt but not limited to, employees). For the avoidance of doubt this provision shall give no detriment to the indemnification rights of the Purchaser against the Sellers.

(c)

Without prejudice to the limits set out in this Schedule 5, the liability of each Seller under this Agreement shall not in any circumstance exceed the amount of the Total Purchase Consideration actually received by such Seller under the Transaction Documents at the time that the Purchaser makes the Claim.

(d)

For the avoidance of doubt, when suffered by the Company, the calculation of the Loss shall be computed without regard to any valuation parameter or multiple of valuation factor that may have been used in determining the consideration for the sale and transfer of the Closing Shares and Step-In Closing Shares.

Schedule 6Closing Accounts

Part 1	Rules for Preparation of Closing Accounts
1.1	The Closing Accounts shall:
(a)	be prepared:
(i)	as at 9am CET on the Closing Date;
(ii)	on the basis of adequate books and records of the Company; and
(iii)	in accordance with this Part 1 (Rules for Preparation of Closing Accounts) of this Schedule 6;
(b)

comprise: an unaudited balance sheet of the Company, substantially; an unaudited profit and loss account prepared in respect of the period from 01.01.2020 to the Closing Date; a working capital statement, substantially; and a completion statement, specifying:

(i)	Actual Debt, Transaction Expenses and Change of Control Payments; and
(ii)	Actual Working Capital;
(c)

subject, where applicable, to the remaining provisions of this Part 1 (Rules for Preparation of Closing Accounts) of this Schedule 6, be prepared and determined, and the items and amounts to be included in them shall be identified and calculated, by applying the relevant definition in Schedule 7; and:

(i)	by applying the specific accounting treatments set out in Part 2 (Specific Accounting Treatments) of this Schedule 6;
(ii)

subject to paragraph 1.1(c)(i), by applying the accounting principles, policies and practices which were applied in the preparation of the Management Accounts (including in relation to the exercise of accounting discretion or judgment) to the extent that such accounting principles, policies and practices complied with the Applicable Accounting Standards; and

(iii)	subject to paragraphs 1.1(c)(i) and (ii), by applying the Applicable Accounting Standards.
1.2

Items and amounts to be included in the Closing Accounts in respect of Actual Debt, Change of Control Payments, Transaction Expenses and Actual Working Capital which are expressed in a currency other than US$ shall be converted into US$ in accordance with Clause 1.13 on the Closing Date.

Part 2	Specific Accounting Treatments
(a)	The Closing Accounts shall be prepared:
(a)	as if the date to which they are made up is the last day of a financial year;
(b)

so as to exclude any and all effects of this Agreement and the transactions contemplated under this Agreement, including the effect of the change of control and ownership of the Company, and the Closing Accounts shall not re‑appraise the value of any of the assets of the Company resulting from such change of control and ownership or any related changes to the business of the Company, save as expressly provided in this Schedule 6 (Closing Accounts);

(c)	so as to exclude the costs incurred in relation to this Agreement (including the costs of the preparation, delivery, review and resolution of the Closing Accounts);
(d)

so as to take account of no events or information arising or received following Closing Date, and on the basis that the Closing Accounts reflect the position of the Company as at the Closing Date and shall exclude the effects of any post‑Closing reorganisations or other post‑Closing actions, intentions or obligations of the Purchaser; and

(e)	on a going concern basis.
(b)	In determining the Actual Debt, Change of Control Payments, Transaction Expenses and Actual Working Capital, no amount shall be double counted.

Part 3	Preparation, Delivery and Agreement
1.	Process
1.1

As soon as reasonably practicable following Closing and in any event within one hundred twenty (120) calendar days of the Closing Date, the Purchaser shall prepare the draft Closing Accounts in accordance with the provisions of Part 1 of this Schedule 6 (Rules for Preparation of Closing Accounts) (the “Draft Closing Accounts”) and deliver the same to the Sellers’ Representative.

1.2	Within ten (10) Business Days of receipt from the Purchaser of the Draft Closing Accounts, the Sellers’ Representative shall either:
(a)	confirm to the Purchaser in writing its acceptance of the Draft Closing Accounts; or
(b)

notify the Purchaser in writing of its non‑acceptance of the Draft Closing Accounts (a “Non‑Acceptance Notice”), together with full written details of each matter disputed and of its proposed modifications.

1.3

If the Sellers’ Representative serves a Non‑Acceptance Notice pursuant to paragraph 1.2, the Purchaser and the Sellers’ Representative shall use all reasonable endeavours to meet and discuss the objections of the Sellers’ Representative and to agree the adjustments (if any) required to be made to the draft Closing Accounts within fifteen (15) Business Days after the Purchaser receives the Non‑Acceptance Notice.

1.4

If the Sellers’ Representative confirms its acceptance of the Draft Closing Accounts (either as originally submitted to it or with such modifications as the Parties agree) or fails to notify the Purchaser of its non‑acceptance in accordance with paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 6, the Draft Closing Accounts (incorporating any modifications agreed in writing) shall constitute the Closing Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

2.	Disputes
2.1

If the Purchaser and the Sellers’ Representative are unable to agree the Draft Closing Accounts within fifteen (15) Business Days of the Purchaser’s receipt of the Sellers’ Representative’s Non‑Acceptance Notice, the disputed matters may be referred for determination by either Party to KPMG Türkiye or, if KPMG Türkiye is unable or unwilling to act, an independent reputable firm of accountants of international standing to be agreed by the Purchaser and the Sellers’ Representative in writing or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

2.2	The following provisions shall apply in relation to the Expert:
(a)

within ten (10) Business Days of the Expert’s appointment, the Sellers’ Representative and the Purchaser shall each prepare a statement in writing on the disputed matters which (together with the relevant supporting documents) shall be submitted to the Expert and simultaneously copied to the other Party;

(b)

the Sellers’ Representative and the Purchaser shall each be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than five (5) Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;

(c)	in making its decision in relation to the dispute, the Expert shall be directed to apply:
(i)	the provisions of this Schedule 6 (Closing Accounts);
(ii)	subject to paragraph 2.2(c)(i) above, such terms of reference as are submitted jointly to it by the Parties in writing any time prior to its final decision in relation to the dispute; and
(iii)	subject to paragraphs 2.2(c)(i) and (ii) above, such terms of reference as it deems reasonably appropriate;
(d)	in giving its determination, the Expert shall state what adjustments (if any) are necessary to the draft Closing Accounts in relation to the disputed matters for the purposes of this Agreement;
(e)

the Expert shall be requested to notify the Purchaser and the Sellers’ Representative of its decision within thirty (30) Business Days of its appointment pursuant to this Schedule 6 (Closing Accounts), or such longer reasonable period as it may determine;

(f)	the Expert shall act as an expert (and not as an arbitrator) in making its determination; and
(g)

the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Draft Closing Accounts which, as adjusted in the manner which the Expert has determined is necessary, shall constitute the Closing Accounts for the purposes of this Agreement.

3.	Access to Information and Costs
3.1	Each Party shall bear its own costs in connection with the Closing Accounts, save that the fees and costs of any Expert shall be borne equally by the Purchaser and the Sellers’ Representative.
3.2

The Purchaser and the Sellers’ Representative shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 2.1 of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 6, with reasonable access (at reasonable times) to all information relating to the operations of the Company in their respective possession or control, including to all books, records (and the right to take copies, including electronic copies), employees and other personnel, and give all assistance requested, as may in each case be reasonably be required in order for the Purchaser, the Sellers’ Representative or the Expert (as the case may be) to prepare, review, make submissions in relation to or determine the Closing Accounts.

Schedule 7

Post-Closing Financial Adjustments

Part 1	Adjustments
1.

When the Closing Accounts have been agreed or determined in accordance with Schedule 6 (Closing Accounts), the payments set out in this Part 1 shall be made in accordance with Part 2 (Settlement of Adjustments) of this Schedule 7.

Debt

2.	If the aggregate of the Actual Debt, Change of Control Payments and Transaction Expenses:
(a)	is less than the Estimated Debt, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
(b)	is greater than the Estimated Debt, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Working Capital

3.	If the Actual Working Capital:
(a)	is greater than the Estimated Working Capital, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
(b)	is less than the Estimated Working Capital, then the Sellers shall pay an amount equal to the difference to the Purchaser.
Part 2	Settlement of Adjustments

The Purchaser and the Sellers agree that the sums that each is respectively obliged to pay pursuant to Part 1 (Adjustments) of this Schedule 7 shall be aggregated and set off against each other. Whichever of the Purchaser or the Sellers is then left with any payment obligation thereunder shall make such aggregated payment to the other Party within ten (10) Business Days of the date on which the Closing Accounts are agreed or determined pursuant to Schedule 6 (Closing Accounts) and in accordance with Clause 28 (Payments). For the avoidance of doubt, when the Purchaser is due to make an adjusting payment to the Sellers pursuant to this Schedule, such payment shall be made pro rata to the portion of Initial Consideration paid to each Seller pursuant to this Agreement.

Schedule 8	Escrow Account
Part 1	General
1.

The Parties shall enter into the Escrow Agreement with the Escrow Agent as soon as reasonably practicable on or around the date of this Agreement and in any event no later than five (5) Business Days prior to Closing.

2.	No amount shall be released from the Escrow Account except in accordance with the provisions of this Schedule 8 and the Escrow Agreement.
3.

All interest or profit generated on the Escrow Account (subject to any deduction of Tax at source or any bank or other charges properly charged to the Escrow Account) shall be added to the Escrow Amount.

4.	All charges incurred in relation to the Escrow Account shall be borne by the Purchaser.
5.	The Parties agree that the Sellers will, and will be treated as, and will be reported for US federal tax purposes as, the beneficial owners of the Escrow Account.
Part 2	Payments from the Escrow Account
1.

The Escrow Account shall be maintained and operated for the period commencing on and including the Closing Date and ending on and including the date which is the later of (i) eighteen (18) months from and including the Closing Date or (ii) such later date as may be required in accordance with paragraph 4 (the “Escrow Period”);

2.

The balance of the Escrow Amount, if any, after payments or retention made in accordance with paragraphs 3, 4, 5 and 6 shall be released to the Sellers from the Escrow Account at the end of the Escrow Period and the Sellers and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such Escrow Amount to the Sellers.

3.

If an actual claim against the Sellers (or any of them) under this Agreement arising out of or in relation to (i) breach of any of the Warranties or (ii) satisfaction of any claims under the Tax Covenant or (iii) any claims pursuant to Clause 14 (an “Escrow Claim”) is:

(a)

settled during the Escrow Period, the Sellers’ Representative and the Purchaser shall, upon such settlement and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of:

(i)	the amount due under the Escrow Claim; and
(ii)	the amount then remaining in the Escrow Account; or
(b)

settled but not actually paid to and received by the Purchaser (whether from the Escrow Account or by the Sellers to the Purchaser directly) during the Escrow Period, then the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account the lesser of:

(i)	the amount then remaining in the Escrow Account; and
(ii)	an amount equal to the amount of all such Escrow Claims,

and the Escrow Period shall be deemed to be extended pending settlement of all such Escrow Claims.

4.

If written notice of an Escrow Claim is given by the Purchaser to the Sellers during the Escrow Period but such Escrow Claim is not settled during the Escrow Period, the Purchaser and the Sellers’ Representative shall as soon as possible within 60 days of receipt of the written notice by the Sellers, agree and determine the genuine and bona fide estimate of the amount of the Sellers’ liability to the Purchaser if such Escrow Claim were to be resolved in the Purchaser's favour (“Estimated Liability”). In the absence of such agreement, the following procedure shall apply:

(i)

at the request of either party, the determination of the Estimated Liability shall be referred to a barrister of not less than 10 years standing, having experience in claims similar to a relevant Escrow Claim, as agreed by the Sellers’ Representative and the Purchaser, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party ("Counsel");

(ii)

Counsel shall be requested to provide his determination of the Estimated Liability within 15 Business Days of accepting his appointment (or such other period as the Purchaser and the Sellers’ Representative may otherwise agree with Counsel);

(iii)

Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties; and

(iv)	Counsel's fees in making his determination of the Estimated Liability shall be borne by the Purchaser on the one hand and the Sellers on the other equally.
5.

Any amount retained in the Escrow Account pursuant to paragraph 4 above shall remain in the Escrow Account pending settlement of the relevant Escrow Claim in accordance with paragraph 4 above. The Sellers’ Representative and the Purchaser shall, promptly and in any event within three (3) Business Days following the settlement of such Escrow Claim and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser the lesser of:

(a)	the amount then remaining in the Escrow Amount; and
(b)	an amount equal to the amount of the Escrow Claim,

and the balance of the Escrow Amount, if any, shall be retained in the Escrow Account pending settlement of the remaining Escrow Claims, if any. Following payment of the final outstanding Escrow Claim in accordance with this paragraph 5, the balance of the Escrow Account, if any, shall be released to the Sellers and the Escrow Agreement shall terminate.

6.	For the purposes of Part 2 of this Schedule 8 an Escrow Claim shall be deemed to be settled:
(a)	when the Sellers’ Representative and the Purchaser so agree in writing;
(b)	when an order or judgment of a court of competent jurisdiction has been given in respect of it with all rights of appeal having been exhausted; or
(c)	when such amount is unconditionally withdrawn by the Purchaser in writing.
7.

Neither the payment of any amount to the Purchaser from the Escrow Account nor the release to the Sellers of any amount from the Escrow Account shall in any way prejudice, limit or otherwise affect any right or remedy that the Purchaser may have under the Transaction Documents, including in respect of any Escrow Claim.

8.	Payment of any amount in accordance with this Schedule 8 to settle an Escrow Claim shall, so far as possible, be deemed to be a reduction of the Initial Consideration.
9.	The Sellers’ Representative and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under the above clauses without delay.

Schedule 9	Tax Covenant
1.	Definitions and interpretation
1.1	In this Schedule, unless the context requires otherwise:

“Accounts Relief” means a Relief which has been treated as an asset in the Closing Accounts or which has been taken into account in computing (and reducing) any provision for Tax (including deferred Tax) which appears in the Closing Accounts or which has resulted in no provision for Tax (including deferred tax) being made in the Closing Accounts;

“Actual Tax Liability” means any liability of the Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Actual Tax Liability will be the amount of the actual payment;

“Deemed Tax Liability” means:

i.

the loss, reduction or non-availability of an Accounts Relief or the setting off of an Accounts Relief against either Income, Profits or Gains or against Actual Tax Liabilities, in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Sellers under this Schedule (ignoring any financial limitations or restrictions), and so the amount of the Tax Liability shall be:

a)	where the Accounts Relief lost, reduced or unavailable was a right to repayment of Tax, the amount of the repayment which would otherwise have been obtained;
b)

in the case of the loss, reduction or non-availability of an Accounts Relief (other than a right to repayment of Tax), the amount of Tax which would have been saved on the basis of the Tax rates current at the Closing Date; and

c)	in the case of the set-off of an Accounts Relief against Income, Profits or Gains or against Actual Tax Liabilities, the amount of Tax saved in consequence of such set-off, and
ii.

the setting off against an Actual Tax Liability or against Income, Profits or Gains earned, accrued or received on or before Closing, of any Purchaser’s Relief, in circumstances where, but for such setting off, the Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers under this Schedule (ignoring any financial limitations or restrictions), and so that the amount of the Deemed Tax Liability shall be the amount of Tax saved in consequence of the set-off of the Purchaser’s Relief;

“Event” means an event, transaction, action or omission whatsoever whether alone or in conjunction with any other transaction, action or omission and includes further (without limitation) the death of any person, becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

“Income”, “Profits” or “Gains” means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed;

“Loss” or “Losses” means any and all direct or indirect or consequential losses, liabilities (including Tax), actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses (as long as reasonable and documented) including, in each case, all related Taxes;

“Purchaser’s Relief” means:

i.	an Accounts Relief;
ii.	any Relief arising to the Company to the extent that it arises in respect of either an Event occurring or a period after the Closing Date; and
iii.	any Relief arising to any member of the Purchaser’s Group (other than the Company);

“Tax Authority Claim” means the issue of any notice, demand, assessment or letter by a Tax Authority post-Closing; and

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.

1.2	In this Schedule:
(a)	the obligations and liabilities of the Sellers under this Schedule are assumed jointly and severally;
(b)	references to paragraphs are to paragraphs of this Schedule;
(c)	references to any “Income”, “Profits” or “Gains” earned, accrued or received shall include income, profits and gains which are deemed to have been earned, accrued or received for Tax purposes;
(d)

references to any “Income”, “Profits” or “Gains” earned, accrued or received before a particular date or in respect of a particular period include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before the date or in respect of that period;

(e)	references to an Event occurring on or before a particular date or time shall include the case where such Event is deemed or treated for Tax purposes as having occurred on or before that date; and
(f)	references to any pre-Closing Date period or pre-Closing period in this Schedule shall include any period (or part period) ending on or before the relevant date.
1.3

Each of the covenants contained in paragraph 2.1 shall be construed as a separate and independent covenant and shall not be limited or restricted by reference to or inference from any other covenant contained in paragraph 2.1.

2.	Covenant

The Sellers covenant to pay to the Purchaser (as far as possible, as an adjustment to the consideration for the sale of the Closing Shares), subject to the other provisions of this Schedule, an amount equal to:

2.1	any Actual Tax Liability arising in respect of, by reference to or in consequence of:
(a)	any Event which occurred on or before Closing; or
(b)	in respect of any Income, Profits or Gains which were earned, accrued or received on or before Closing;
2.2	any Deemed Tax Liability;

2.3	any Actual Tax Liability which is primarily the liability of another person (the “Primary Person”) for which the Company is liable in consequence of:
(a)	the Primary Person failing to discharge such Tax Liability;
(b)	the Company at any time before Closing:
(i)	being a member of the same group of companies as the Primary Person; or
(ii)	having control of, having been controlled by, or otherwise being connected with, the Primary Person or being controlled by the same persons as the Primary Person for any Tax purpose; and
2.4

any Losses reasonably incurred by the Purchaser and/or the Company in connection with any action taken in making, defending or settling any claim under this Schedule or with the Tax Liability in respect of which the Purchaser makes, defends or settles such a claim.

3.	Exclusions And Limitations On Liability
3.1	The covenant at paragraph 2 does not apply in respect of any Tax Liability of the Company to the extent that:
(a)	specific provision or reserve in respect of that Tax Liability was made in the Closing Accounts;
(b)	the Tax Liability arises or is increased as a result of:
(i)	a change in Tax rates or in legislation made after Closing; or
(ii)	a change or withdrawal after Closing of any previously published practice, concession or interpretation of any Tax Authority;

in each case announced and occurring after Closing with retrospective effect;

(c)	the Tax Liability arises as a result of a change after Closing in the length of any accounting period for Tax purposes of the Company;
(d)	such Tax Liability has been discharged without cost to the Purchaser, the Company and/or any member of the Purchaser’s Group;
(e)

any Relief (other than Purchaser’s Relief) is available to the Company at no cost to the Company, the Purchaser and/or any member of the Purchaser's Group to set against or otherwise mitigate the Tax Liability; or

(f)	the Tax Liability would not have arisen but for:
(i)

the voluntary withdrawal by the Purchaser or the Company after Closing of any claim, election, surrender or disclaimer validly and legally made on or before Closing by the Company, where such withdrawal has the effect that such Tax Liability arises in a period ending on or before the Closing Date rather than a period ending after the Closing Date; or

(ii)

the failure or omission on the part of the Purchaser or the Company after Closing, otherwise than at the direction or request of the Sellers, to procure for the Company the benefit of any Turkish Tax amnesty or peace procedure as directed by the Sellers pursuant to Clause 30.5, or make any such claim, election, surrender or disclaimer, or to give any such notice or consent which the Company could validly and legally make, or give, in circumstances where the making, giving or doing of which was taken into account in determining the amount of any provision or reserve in the Closing Accounts for Tax, provided that the making or giving of the relevant claim, election, surrender, disclaimer, notice or consent has been notified to the Purchaser at least 15 Business Days prior to the due date for the making or giving of such claim, election, surrender, disclaimer, notice or consent.

3.2	The Sellers shall not be liable in respect of any Tax Claim unless notice of such Tax Claim has been provided to the Sellers’ Representative within 66 (sixty six) months from the date of Closing.
3.3	The provisions of paragraph 3.1 shall also apply to limit or reduce the liability of the Sellers in respect of any Tax Warranty Claim.
3.4

Notwithstanding anything to the contrary in this Schedule, the Sellers shall not be entitled to obtain the benefit (whether by exclusion, reduction or limitation of liability, credit, payment, refund, set-off or otherwise) more than once of any amount arising for the benefit of the Sellers under this Schedule in relation to Tax.

4.	Corresponding Relief
4.1

The Sellers’ Representative may at any time within 7 (seven) years from the date of Closing, instruct the auditors of the Company for the time being to determine in writing (at the Sellers’ expense) whether any Tax Liability which has resulted in a payment being made by (and not refunded to) the Sellers under this Schedule has given rise to a Relief (and which would not otherwise have arisen but for the Tax Liability in question) for the Company (a “Corresponding Relief”).

4.2

Subject to the remainder of this paragraph, if such auditors determine that a Corresponding Relief has arisen and that the Company in question has utilised such Corresponding Relief to give rise to a cash Tax saving (the “Tax Saving Amount”) for the Company, then an amount equal to the lesser of:

(a)	the Tax Saving Amount (less any Losses incurred in establishing, obtaining or and/or utilising the relevant Corresponding Relief); and
(b)	the amount already paid by the Sellers in respect of the relevant Tax Liability (and not previously refunded),

shall be accounted for under paragraph 4.3.

4.3	Subject to the remainder of this paragraph, any amount required to be accounted for under this paragraph 4.3:
(a)	shall, for eighteen (18) months after the Closing Date, be credited to the Escrow Account to the extent the amount in the Escrow Account falls short of the Escrow Amount;
(b)	to the extent there is any excess after sub-paragraph (a) directly above, such excess shall be set off against any payment then due from the Sellers to the Purchaser under this Schedule; and
(c)

to the extent there is any excess after sub-paragraph (b) directly above, such excess shall be set against any payment(s) already made or subsequently due under this Schedule in chronological order until exhausted.

4.4	The Purchaser shall only be required to account to the Sellers in accordance with paragraph 4.3 to the extent that the Purchaser is satisfied that such accounting will not:
(a)	prejudice any of the entitlement of the Company to the Corresponding Relief; nor
(b)	result in the loss, reduction or non-availability of the Tax saving obtained by the Company from the utilisation of such Corresponding Relief.
5.	Recovery From Third Parties
5.1

Subject to this paragraph 5, in circumstances where: (i) the Sellers have actually made a cash payment to the Purchaser under this Schedule in respect of a Tax Liability or for breach of any Tax Warranty (and such payment has not been refunded by the Purchaser); and (ii) any member of the Purchaser’s Group either receives, or is entitled to recover, from any person (other than any other member of the Purchaser’s Group, but including, for the avoidance of doubt, any Tax Authority) a payment in respect of that Tax Liability, then:

(a)

upon the Purchaser becoming so aware, the Purchaser shall notify the Sellers’ Representative of that fact as soon as reasonably practicable and, if so required by the Sellers’ Representative, shall (subject to the Purchaser and the relevant member of the Purchaser’s Group being indemnified to the reasonable satisfaction of the Purchaser against any Losses which may be thereby incurred by the Purchaser or any other member of the Purchaser’s Group, acting reasonably) take (or shall procure that the relevant member of the Purchaser’s Group take) such action as the Sellers’ Representative may reasonably request to enforce recovery of such payment, provided that neither the Purchaser nor any member of the Purchaser’s Group shall be obliged to take any action which: (i) in relation to recovery from a person other than a Tax Authority, the Purchaser considers would be prejudicial to the goodwill of the business of any member of the Purchaser’s Group for the time being or to the commercial interests or relationships of any member of the Purchaser’s Group; or (ii) in relation to recovery from a Tax Authority, the Purchaser considers would have adverse Tax consequences for any member of the Purchaser’s Group; and

(b)

if the Purchaser or the relevant member of the Purchaser’s Group receives a payment in respect of the relevant Tax Liability, the Purchaser shall account, in accordance with paragraph 5.2, for a sum equal to the lesser of:

(i)

a sum equal to the payment so recovered (less: (1) any tax actually suffered thereon; and (2) any Losses incurred in establishing or obtaining such payment which are within the indemnity referred to in paragraph 5.1(a) but have not been reimbursed by the Sellers (and for the avoidance of doubt, such indemnity shall be satisfied to the extent of this deduction)); and

(ii)	the amount already paid by the Sellers in respect of the relevant Tax Liability (and not previously refunded under this Schedule).
5.2	Any amount required to be accounted for under this paragraph 5.2:
(a)	shall, for eighteen (18) months after the Closing Date, be credited to the Escrow Account to the extent the amount in the Escrow Account falls short of the Escrow Amount;
(b)	to the extent there is any excess after sub-paragraph (a) directly above, such excess shall be set off against any payment then due from the Sellers to the Purchaser under this Schedule; and

(c)

to the extent there is any excess after sub-paragraph (b) directly above, such excess shall be set against any payment(s) already made or subsequently due under this Schedule in chronological order until exhausted.

6.	Conduct Of Pre‑Closing Tax Affairs

The Sellers (at their expense) are to provide the Purchaser and the Company with all reasonable assistance, co-operation and information as the Purchaser may request in respect of the pre-Closing Tax affairs of the Company, including (but not limited to) information and co-operation requested in connection with Tax computations and returns outstanding at Closing and in connection with all negotiations, correspondence and agreements in respect of the Company’s Tax liabilities.

7.	Conduct Of Tax Authority Claims
7.1

If the Purchaser or the Company becomes aware of any Tax Authority Claim which could result in a Tax Liability, the Purchaser shall give notice (including (to the extent then known) reasonable details of the nature of such Tax Authority Claim, relevant time limits for payment and, so far as reasonably practicable, an estimate of the amount of the Tax involved) to the Sellers’ Representative of that Tax Authority Claim as soon as reasonably possible. For the avoidance of doubt, any failure to provide such notice shall not in itself discharge the Sellers from any liability under this Schedule. Subject to: (i) the Purchaser and the Company being indemnified to the Purchaser’s reasonable satisfaction against any Losses which may be thereby incurred by the Purchaser and/or any other member of the Purchaser’s Group; (ii) the Sellers agreeing and acknowledging in writing that they will be liable under paragraph 2 in respect of the relevant Tax Authority Claim; and (iii) the provisions of this paragraph 7, the Purchaser shall take (or procure that the Company concerned shall take) such action as the Sellers’ Representative may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Authority Claim (whether notified by the Purchaser, or being a Tax Authority Claim of which any Seller was already aware).

7.2

If the Sellers’ Representative does not request the Purchaser to take any appropriate action within 10 Business Days of notice to the Sellers’ Representative under paragraph 7.1 above, the Purchaser and/or the Company shall be free to satisfy or settle the relevant liability on such terms as it may think fit. The Purchaser and the Company shall also be free to satisfy or settle the relevant liability on such terms as the Purchaser may think fit where the liability derives from or arises out of any dishonest or fraudulent act by any Seller or by the Company (on or before Closing) or, in either case, any director or officer thereof.

7.3

Subject to this paragraph 7 and to the Sellers’ compliance with limbs (i) and (ii) in the final sentence of paragraph 7.1, in the case of a Tax Authority Claim relating to any taxable period ending on or prior to the date of Closing, the Sellers (acting through the Sellers’ Representative) shall have the right (if they so wish) to control any proceedings (including without limitation the right to deal directly with the relevant Tax Authority) taken in connection with such action in accordance with the provisions of this paragraph 7, and shall in any event be kept informed of any actual or proposed material developments (including any meetings) and shall be provided (at the Sellers’ cost) with copies of all material correspondence and documentation relating to such Tax Authority Claim. Subject to this paragraph 7, if the Sellers exercise their right under this paragraph 7.3 to take control of any proceedings in accordance with the provisions of this paragraph 7, the Purchaser shall, or shall procure that the Company shall, give any consent or authorisation reasonably required to permit the Sellers’ Representative to do so and confirm such consent or authorisation to any relevant Tax Authority.

7.4	Subject to this paragraph 7, if the Sellers’ Representative takes control of any proceedings pursuant to paragraph 7.3, the Sellers’ Representative shall (in each case at the Sellers expense):

(a)	keep the Purchaser informed of all actual or proposed material developments known to any Seller;
(b)

promptly notify the Purchaser of any intended material oral communication or any meeting with a relevant Tax Authority in relation to the relevant proceedings, including details of the proposed agenda (and a summary of the position proposed to be taken in relation to the points on such agenda) and allow the Purchaser (and its advisers or representatives) to fully participate in any such oral communication or meeting (or such part thereof as relates to the relevant proceedings);

(c)

promptly provide the Purchaser with copies of or extracts from all material documents (including copies of any notes relating to any oral communication or meeting in paragraph (b) above) and material correspondence insofar as they relate to the relevant proceedings;

(d)

at least 10 Business Days prior to the date of any intended submission, provide to the Purchaser for prior review any material document or correspondence related to the relevant proceedings which is to be submitted to the relevant Tax Authority and make such amendments to such documents or correspondence as the Purchaser may require; and

(e)

subject to prior approval by the Purchaser, be entitled to appoint (having particular regard to any regulatory and/or reporting requirements to the Company and/or other member of the Purchaser Group may be subject) such tax counsel (of at least ten (10) years’ experience) to deal directly with the relevant Tax Authority.

7.5

In circumstances where the Sellers’ Representative has exercised his rights under paragraph 7.3 and, in accordance with the provisions of this paragraph 7, the Company is contesting any Tax Authority Claim before any court or other appellate body:

(a)

subject to the prior approval by the Purchaser, the Sellers’ Representative shall be entitled to appoint (at the Sellers’ expense and having particular regard to any regulatory and/or reporting requirements to which the Company and/or other member of the Purchaser Group may be subject) such tax counsel (of at least ten years' experience) as the Sellers’ Representative shall decide to conduct such contest before the court or other appellate body;

(b)

the Sellers’ Representative shall provide the Purchaser and the Company with a reasonable opportunity to review any draft instructions to tax counsel, any submissions or other documents to be filed with the court or other appellate body and shall make such amendments to such instructions, submissions or other documents as the Purchaser may request;

(c)

the Sellers’ Representative shall promptly notify the Purchaser and the Company of any intended material oral communication or any meeting with the tax counsel and shall allow the Purchaser or its representatives to participate in any such communication or meeting;

(d)

the Sellers’ Representative shall promptly provide the Purchaser and the Company with copies of: (i) any advice received from tax counsel; and (ii) any correspondence with, or documentation from, the relevant court or appellate body; and

(e)	if the relevant court or appellate body is sitting in private, the Sellers’ Representative shall allow the Purchaser and/or its representatives to attend such court or appellate proceedings.

7.6

In the case of a Tax Authority Claim relating to any taxable period that commences on or prior to, but ends after, the date of Closing, the Purchaser shall have the right to control any proceedings (including without limitation the right to deal directly with the relevant Tax Authority) taken in connection with such action. If the Sellers could be required to make a payment under this Schedule in respect of all or a portion of such Tax Authority Claim:

(a)

the Sellers’ Representative (or his representatives) shall be permitted to listen to any material oral communication and attend any meeting with a relevant Tax Authority in relation to the relevant proceedings (insofar as they relate to the relevant proceedings);

(b)

the Sellers’ Representative shall in any event be kept informed of all actual or proposed material developments relating to the relevant proceedings, and shall be provided with copies of all material correspondence and material documentation (insofar as they relate to the relevant proceedings) and be provided with notice of any intended material oral communication or any meeting with a relevant Tax Authority in relation to the relevant proceedings; and

(c)

the Purchaser shall, at least 10 Business Days prior to the date of any intended submission, provide to the Sellers’ Representative for prior review any material document or correspondence (in so far as such document or correspondence relates to the relevant proceedings) which is to be submitted to the relevant Tax Authority and shall take into account in settling such documents or correspondence any reasonable comments made by the Sellers’ Representative.

7.7	Nothing in this paragraph 7 shall require the Purchaser to, or procure that the Company shall, and no Seller shall, in connection with any Tax Claim:
(a)	do anything which is not true and accurate in all material respects; and/or
(b)

do anything which could reasonably be expected to either give rise to or increase a liability to Tax or result in a loss, reduction, non-availability or deferral of any Purchaser’s Relief for or by any member of the Purchaser’s Group; and/or

(c)

do anything which could reasonably be expected to have the effect that a Tax Liability arises: (i) in a post-Closing period rather than a pre-Closing period; or (ii) in a post-Closing Date period rather than a pre-Closing Date period; and/or

(d)

take any action to the extent that it could reasonably be expected to involve the Company contesting any Tax Authority Claim before any court or other appellate body (excluding the Tax Authority which has made the Tax Authority Claim) unless tax counsel (of at least ten years' experience) appointed by agreement between the Sellers’ Representative and the Purchaser and instructed by the Purchaser opines, in writing, that such appeal is more likely to succeed than not. The fees of such tax counsel shall be paid by the Sellers.

5.9

The Sellers shall be bound to accept for the purposes of any Tax Claim which could result in a liability for any Seller under this Schedule any admission, compromise, settlement or discharge of any such Tax Claim and the outcome of any proceedings relating thereto made or arrived at in accordance with the provisions of this Schedule.

8.	Payment Of Claims
8.1

For eighteen (18) months after the Closing Date, any sums required to be paid by the Sellers pursuant to a Tax Claim shall, to the extent amounts in the Escrow Account have not been exhausted, first be settled from the Escrow Account in accordance with the terms of Schedule 8.

8.2

After the period of eighteen (18) months described in paragraph 8.1 above or in the event amounts in the Escrow Account have been exhausted, any sums required to be paid by the Sellers pursuant to a Tax Claim shall be paid (in cleared funds):

(a)

in respect of an Actual Tax Liability under paragraph 2.1, on the later of: (i) the date five (5) Business Days after the date on which the Sellers receive written details of the amount of the Tax Liability from the Purchaser; and (ii) the date five Business Days before the date on which the Company will finally be liable to pay the Tax without incurring a liability to interest and/or penalties (or would have been liable to pay the Tax but for the availability of some other Relief);

(b)	in respect of a Deemed Tax Liability, on the later of:
(i)	the date five Business Days after the date on which the Sellers receive written details of the amount of the Tax Liability from the Purchaser;
(ii)

five Business Days before the date on which the Company is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or setting off of an Accounts Relief or, where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(iii)

five Business Days before the date on which the relevant Group Company would have had to pay the Tax without incurring a liability to interest and/or penalties but for the setting off of a Purchaser’s Relief; and

(c)	for anything else, on the date five Business Days following the date on which notice giving written details of the amount due is received by the Sellers’ Representative from the Purchaser.
8.3

Nothing in this paragraph 8 applies to a Tax Claim that arises or is delayed as a result of fraud, or fraudulent misrepresentation by any of the Sellers or any of their respective Agents, in which case any sums payable pursuant to such Tax Claim shall be paid directly by the relevant Seller who committed the fraud or fraudulent misrepresentation to the Purchaser within five (5) Business Days following a final and binding decision by a court of competent jurisdiction regarding the occurrence of an instance of fraud, or fraudulent misrepresentation (with all rights of appeal having been exhausted).